- -------------------------------------------------------------------------------


                         SUBSIDIARY BORROWERS

                    OF CHARTER MEDICAL CORPORATION


                         ____________________


                             $300,000,000
                      SECOND AMENDED AND RESTATED
                      SUBSIDIARY CREDIT AGREEMENT


                         ____________________


                        Dated as of May 2, 1994



- -------------------------------------------------------------------------------

                          TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

Section 1.  Amount and Terms of Credit...............................  2
      1.1  Commitments...............................................  2
      1.2  Minimum Amount of Each Borrowing..........................  4
      1.3  Notice of Borrowing.......................................  5
      1.4  Disbursement of Funds.....................................  6
      1.5  Notes.....................................................  7
      1.6  Conversions of Base Rate Loans and Continuations
               of Eurodollar Loans...................................  8
      1.7  Pro Rata Borrowings.......................................  9
      1.8  Interest..................................................  9
      1.9  Interest Periods.......................................... 11
      1.10  Increased Cost, Illegality, etc.......................... 12
      1.11  Capital Adequacy......................................... 15
      1.12  Funding Losses........................................... 16
      1.13  Sharing of Payments, etc................................. 16
      1.14  Change of Lending Office................................. 17
      1.15  Replacement Lenders...................................... 18
      1.16  Maturity of Borrowings................................... 19

Section 2.  Subsidiary Letter of Credit Subfacility.................. 20
      2.1  Subsidiary Letters of Credit.............................. 20
      2.2  Notice of Issuance; Agreement to Issue.................... 22
      2.3  Payment of Amounts Drawn Under Subsidiary Letters
                of Credit............................................ 23
      2.4  Payment by Lenders........................................ 25
      2.5  Compensation.............................................. 26
               2.6  Additional Payments; Illegality.................. 27
      2.7  Obligations Absolute...................................... 29
      2.8  Indemnification; Nature of L/C Banks' Duties.............. 30

Section 3.  Commitments.............................................. 31
      3.1  Voluntary Reduction of Commitments........................ 31
      3.2  Mandatory Reduction of Commitments........................ 32
      3.3  Pro Rata Reductions; No Reinstatement..................... 32

Section 4.  Payments................................................. 32
      4.1  Voluntary Prepayments..................................... 32
      4.2  Mandatory Prepayments..................................... 33
      4.3  Method and Place of Payment............................... 35
      4.4  Net Payments.............................................. 35
      4.5  Use of Proceeds........................................... 37

Section 5.  Conditions Precedent..................................... 37
      5.1  Conditions Precedent To Initial Loans..................... 37
      5.2  Conditions Precedent to Each Loan......................... 44
      5.3  Conditions Precedent to Initial Loans to
              Supplemental Borrowers................................. 47

                                                                     PAGE
                                                                     ----

Section 6.  Representations, Warranties and Agreements............... 47
      6.1  Corporate Existence; Compliance With Law.................. 47
      6.2  Power; Authority; No Violation............................ 47
      6.3  Binding Effect............................................ 48
      6.4  Litigation, etc........................................... 49
      6.5  Use of Proceeds........................................... 49
      6.6  Approvals, etc............................................ 49
      6.7  Security Interests........................................ 49
      6.8  Taxes..................................................... 50
      6.9  Investment Company Act; Public Utility Holding
               Company Act........................................... 51
      6.10  No Default under Other Agreements........................ 51
      6.11  Refinanced Indebtedness.................................. 51
      6.12  Medicare Reimbursement................................... 51

Section 7.  Certain Covenants........................................ 52
      7.1  Information Covenant...................................... 52
      7.2  Affirmative Covenants Concerning Variable Rate Note
               Documents............................................. 53
      7.3  Amendments, etc. to Variable Rate Notes Documents......... 53

Section 8.  Company Credit Agreement Covenants....................... 53

Section 9.  Events of Default........................................ 54
      9.1  Payments.................................................. 54
      9.2  Representations, etc...................................... 54
      9.3  Covenants................................................. 54
      9.4  Default Under Other Agreements............................ 54
      9.5  Bankruptcy, etc........................................... 55
      9.6  Security Documents; Subsidiary Guaranty................... 56
      9.7  Company Credit Agreement.................................. 56
      9.8  Judgments................................................. 56

Section 10.  Definitions............................................. 58
      10.1  Certain Definitions...................................... 58
      10.2  Other Definitions........................................ 67

Section 11.  Agency Provisions....................................... 68
      11.1  Appointments............................................. 68
      11.2  Nature of Duties......................................... 68
      11.3  Lack of Reliance on the Agent and Co-Agent............... 69
      11.4  Enforcement of Security Documents........................ 70
      11.5  Certain Rights of the Agent and Co-Agent................. 70
      11.6  Reliance................................................. 71
      11.7  Indemnification.......................................... 72
      11.8  The Agent and Co-Agent in their Individual Capacities.... 73
      11.9  Holders.................................................. 73
      11.10  Successor Agents........................................ 73

                                                                     PAGE
                                                                     ----

Section 12.  Miscellaneous........................................... 76
      12.1  Payment of Expenses, etc................................. 76
      12.2  Right of Setoff.......................................... 77
      12.3  Notices.................................................. 77
      12.4  Benefit of Agreement; Limitation on Rights of Others..... 78
      12.5  No Waiver; Remedies Cumulative........................... 83
      12.6  Payments Pro Rata........................................ 84
      12.7  Calculations; Computations............................... 85
      12.8  Governing Law; Appointment of Agent for Service of
                Process; Submission to Jurisdiction.................. 85
      12.9  Counterparts............................................. 86
      12.10  Effectiveness; Funding of Master Transfer Supplement.... 87
      12.11  Headings Descriptive.................................... 88
      12.12  Amendment or Waiver..................................... 88
      12.13  Survival................................................ 90
      12.14  Domicile of Loans....................................... 90
      12.15  Independent Nature of Lenders' Rights................... 90
      12.16  Independence of Covenants............................... 90
      12.17  Confidentiality......................................... 91
      12.18  Performance of Obligations.............................. 91
      12.19  Collateral.............................................. 92
      12.20  Waiver of Trial by Jury................................. 92
      12.21  Certain Provisions Concerning Existing Subsidiary
                Company Credit Agreement  Restructuring.............. 92
      12.22  Entire Agreement........................................ 93
      12.23  Company Actions......................................... 94


ANNEX I           Borrowers
ANNEX II          Schedule of Commitments
ANNEX III         New Lenders
EXHIBIT A-1       Form of Subsidiary Increased Commitment Note
EXHIBIT A-2       Form of Note
EXHIBIT B-1       Form of Notice of Borrowing
EXHIBIT B-2       Form of Subsidiary Letter of Credit Request
EXHIBIT C         Form of Subsidiary Collateral Accounts Assignment Agreement
EXHIBIT D         Form of Company Guaranty
EXHIBIT E         Form of Company Credit Agreement
EXHIBIT F         Form of Supplement
EXHIBIT G         Form of Transfer Supplement

        SECOND AMENDED AND RESTATED SUBSIDIARY CREDIT AGREEMENT dated as of May 2, 1994 among the corporations listed on Annex I hereto as "Borrowers" (each a "Borrower" and, collectively, the "Borrowers"), the banking institutions and other financial institutions signatory hereto (each a "Lender" and, collectively, the "Lenders"), BANKERS TRUST COMPANY, acting in the manner and to the extent described in Section 11 (in such capacity, the "Agent"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, acting in the manner and to the extent described in Section 11 (in such capacity, the "Co-Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

                              W I T N E S S E T H :

          WHEREAS, certain of the Borrowers (among certain other Subsidiaries of the Company that no longer have any obligations under the Existing Subsidiary Credit Agreement), the Existing Lenders and the Agent entered into the Existing Subsidiary Credit Agreement, which amended and restated the Original Subsidiary Credit Agreement;

          WHEREAS, the Company intends to (i) consummate the NME Acquisition,
(ii) refinance the Existing Subordinated Debentures, and (iii) refinance the Mortgage Notes;

          WHEREAS, in connection with the NME Acquisition and the refinancing of the Existing Subordinated Debentures, the Company and the Lenders desire to consummate the Existing Company Credit Agreement Restructuring;

          WHEREAS, in connection with the Existing Company Credit Agreement Restructuring and the refinancing of the Mortgage Notes, the Borrowers and the Lenders desire to amend and restate the Existing Subsidiary Credit Agreement in order to, among other things: (i) restructure the Existing Loans, Existing Subsidiary Letters of Credit and Existing Commitments under the Existing Subsidiary Credit Agreement, (ii) substitute certain of the Existing Lenders with other financial institutions, and (iii) add certain Subsidiaries of the Company as Borrowers (together with the transactions described in the foregoing clause (i), and as more fully described in

Sections 1.1(a) and 12.21, the "Existing Subsidiary Credit Agreement Restructuring"); and

          WHEREAS, subject to and upon the terms and conditions set forth in the Master Transfer Supplement, the Existing Lenders will transfer to the Lenders as of the Closing Date all of the Existing Lenders' respective rights and obligations under the Existing Credit Agreements, including, without limitation, the Existing Loans of the Existing Lenders outstanding under the Existing Credit Agreements, together with each Existing Lender's Commitment under and as defined in the Existing Subsidiary Credit Agreement (collectively, the "Existing Commitments");

          NOW, THEREFORE, the parties hereto agree that, effective as of the Closing Date, the Existing Subsidiary Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

          Section 1.  AMOUNT AND TERMS OF CREDIT.

          1.1 COMMITMENTS. (a) The Existing Lenders made certain revolving loans to the Borrowers pursuant to the Original Subsidiary Credit Agreement. Under the Existing Subsidiary Credit Agreement the outstanding principal amount of such loans as of July 21, 1992 were amended and restated so that, once repaid, such loans could not, subject to certain exceptions, be reborrowed (the "Existing Loans"). Subject to and upon the terms and conditions set forth in the Master Transfer Supplement, the Existing Lenders will sell and assign to the Lenders, and the Lenders, subject to and upon the terms and conditions set forth herein and therein, will purchase and assume from the Existing Lenders on a ratable basis in accordance with their respective Commitments as set forth on Annex II hereto, all outstanding rights and obligations under the Existing Subsidiary Credit Agreement of the Existing Lenders, including, without limitation, the outstanding Existing Loans and each Existing Lender's Existing Commitment; and, in furtherance thereof the Existing Lenders have agreed to deliver to the Agent their respective promissory notes (the "Existing Notes") evidencing the Existing Commitments of the Existing Lenders, duly endorsed in favor of the Agent, for the benefit of the Lenders. As of the date hereof and prior to giving effect to any of the Transactions, $46,775,000 of the Existing Loans are outstanding under the Existing Subsidiary Credit Agreement. Subject to and upon the terms and conditions herein set forth, as of the Closing Date, after giving effect to the assignments contemplated by the Master Transfer Supplement, (a) each Lender's Commitment (as such term is defined in the Existing Subsidiary Credit Agreement) shall be, and hereby is, consolidated and amended and restated as a "Commitment" and shall be increased (or decreased, as the case may be) so that, after giving effect to such consolidation, amendment, restatement and increase (or decrease), the Commitment of each Lender will be as set forth on Annex II hereto and (b) the Existing Loans shall be amended and restated to be Loans on the Closing Date. In furtherance of the foregoing, the Company shall (i) execute and deliver to the Agent a promissory note substantially in the form of Exhibit A-1 hereto (the "Subsidiary Increased Commitment Note") in the principal amount of $160,964,733.84 payable to the order of the Agent, for the ratable benefit of the Lenders, and representing the amount by which the Total Commitment exceeds the Existing Commitments assigned to the Lenders pursuant to the Master Transfer Supplement, and (ii) execute and deliver to each Lender, in accordance with
Section 1.5, a Note in consolidation, renewal and replacement of the Existing Notes assigned to the Agent for the benefit of the Lenders pursuant to the Master Transfer Supplement and the Subsidiary Increased Commitment Note.

               (b) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees, at any time and from time to time on and after the Closing Date and prior to the Final Maturity Date, to make a loan or loans (together with the Existing Loans assigned to the Lenders pursuant to the Master Transfer Supplement, collectively, the "Loans"; and each individually a "Loan") to each and any Borrower, which Loans to a Borrower (including, without limitation, such Existing Loans) (i) shall, at the option of such Borrower, be made as part of one or more Borrowings, each of which Borrowings shall, unless otherwise specifically provided herein, consist entirely of Base Rate Loans or Eurodollar Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed for any Lender at any time outstanding that aggregate principal amount, which, when added to the sum of (A) such Lender's Subsidiary Letter of Credit Exposure at such time and (B) the amount of such Lender's Company Credit Extensions at such time, equals the Unrestricted Commitment of such Lender at such time, and (iv) shall not exceed in aggregate principal amount at any time outstanding for all of the Lenders an amount equal to (A) the Total Commitment at such time less (B) the sum of (1) the Subsidiary Letter of Credit Outstandings at such time, (2) the aggregate amount of all the Lenders' Company Credit Extensions at such time and
(3) the Restricted Commitment Amount.

               (c) Notwithstanding the foregoing provisions of this Section 1.1 or the provisions of Section 1.3, all Borrowings made prior to the 60th day following the Closing Date shall consist entirely of Base Rate Loans; PROVIDED that up to one such Borrowing at any time outstanding may consist of Eurodollar Loans having a one-month Interest Period, unless there is an outstanding Company Borrowing consisting of Eurodollar Loans (under and as defined in the Company Credit Agreement) that was made (or continued or converted) on a different day than such Borrowing or has a different Interest Period than such Borrowing.

        1.2 MINIMUM AMOUNT OF EACH BORROWING. Except as set forth in Section 12.12(c) with respect to minimum amounts of the initial Borrowings hereunder for Supplemental Borrowers, the aggregate principal amount of each Borrowing of Loans by one or more Borrowers, together with a Company Borrowing of Revolving Loans on the same day of each such Borrowing hereunder, shall be not less than $10,000,000 and, if greater, shall be in an integral multiple of $1,000,000. Notwithstanding the foregoing limitations, (i) there shall be no minimum Borrowing amount for Borrowings consisting of Base Rate Loans made to reimburse drawings under Subsidiary Letters of Credit pursuant to a deemed Borrowing under
Section 2.3, and (ii) the Borrowers may borrow an amount equal to the entire undrawn portion of the Adjusted Total Commitment. At no time shall the number of Borrowings outstanding hereunder, together with the number of Company Borrowings, exceed 10; PROVIDED that for purposes of determining the number of Borrowings outstanding hereunder and the number of outstanding Company Borrowings (including, without limitation, for purposes of conversions of Base Rate Loans and continuations of Eurodollar Loans pursuant to Section 1.6), (i) all Borrowings of

Loans consisting of Base Rate Loans, together with all Company Loans consisting of Base Rate Loans (as defined in the Company Credit Agreement) shall, collectively, be deemed one Borrowing and (ii) all Borrowings of Eurodollar Loans, together with all Company Borrowings of Eurodollar Loans (as defined in the Company Credit Agreement), in each case continued, incurred or converted on the same day and having identical Interest Periods, shall, collectively, be deemed one Borrowing.

               1.3 NOTICE OF BORROWING. (a) Whenever a Borrower (or Borrowers) desires to make a Borrowing hereunder (other than a conversion or continuation pursuant to Section 1.6), the Company shall, on behalf of each such Borrower, give the Agent (i) at least one Business Day's prior written notice (or telephonic notice confirmed promptly in writing) before the requested date of the making of any such Borrowing consisting of Base Rate Loans, and (ii) at least three Business Days' prior written notice (or telephonic notice confirmed promptly in writing), before the requested date of the making of any such Borrowing consisting of Eurodollar Loans, each such notice to be given at the Payment Office prior to 11:00 A.M. (New York, New York time) on the date specified; PROVIDED that, upon the notice set forth in Section 2.3, a Borrower may make a Borrowing hereunder consisting of Base Rate Loans, the proceeds of which shall be used solely to reimburse drawings under Subsidiary Letters of Credit pursuant to the operation of Section 2.3. Each such notice or confirmation thereof (each a "Notice of Borrowing") shall be substantially in the form of Exhibit B-1 hereto, shall be irrevocable and shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing,
(B) the name or names of the Borrower or Borrowers making such Borrowing, (C) the date of such Borrowing (which shall be a Business Day), and (D) whether such Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto. Notwithstanding anything to the contrary contained herein, the Existing Loans assigned to the Lenders pursuant to the Master Transfer Supplement and the Loans made on the Closing Date shall be Base Rate Loans from and including the Closing Date until such date as the same are converted to Eurodollar Loans in accordance with Section 1.9 hereof.

               (b) Without in any way limiting the Company's obligation to confirm in writing any telephonic notice given under this Agreement, the Agent may act without liability upon the basis of telephonic notice believed by the Agent in good faith to be from the Company prior to receipt of written confirmation.

               (c) The Agent shall promptly and, to the extent practicable, on the same day, give each Lender written notice (or telephonic notice confirmed in writing) of each proposed Borrowing, of such Lender's proportionate share thereof and of the other matters covered by the applicable Notice of Borrowing.

               1.4 DISBURSEMENT OF FUNDS. (a) No later than Noon (New York, New York time) on the date specified in each Notice of Borrowing, each Lender will, subject to the terms and conditions of this Agreement, make available its PRO RATA portion of each such Borrowing requested to be made on such date (based on each Lender's respective Commitment) to the relevant Borrower. All such amounts shall be made available in Dollars and immediately available funds at the Payment Office. The Agent will make available to such Borrower or to the Company on behalf of the relevant Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders; PROVIDED that, to the extent such Loan is being made pursuant to Section 2.3, the Agent shall distribute the proceeds of such Loan directly to the L/C Bank which has honored the Subsidiary Letter of Credit in respect of which such Loan is being made.


               (b) Unless the Agent shall have been notified by any Lender prior to the date of a Borrowing that such Lender does not intend to make available to the Agent such Lender's portion of the Borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date and the Agent may make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on the date of Borrowing, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the customary rate set by the Agent for the correction of errors among banks. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify such Borrower, and such Borrower shall pay such corresponding amount (to the extent such amount is not collected from such Lender) to the Agent promptly, and, provided the Agent has made such demand prior to 11:00 A.M. on a Business Day, no later than the next succeeding Business Day, together with interest at the rate specified for the Borrowing which includes such amount paid. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

               (c) No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitment hereunder.

               1.5 NOTES. (a) Each Borrower's obligation to pay the principal of, and interest on, all of the Loans made by each Lender shall be evidenced by a promissory note (collectively, the "Notes") duly executed and delivered by the Borrowers substantially in the form of Exhibit A-2 hereto with blanks appropriately completed in conformity herewith.

               (b) The Notes issued to each Lender by the Borrowers shall (i) be payable to the order of such Lender and be dated the Closing Date or the date on which such Borrower executes a Supplement hereto, (ii) be in a stated principal amount equal to the Commitment of such Lender to the Borrowers and be payable in the principal amount of the Loans evidenced thereby, (iii) mature on the Final Maturity Date and be subject to mandatory prepayment as provided herein, (iv) bear interest as provided in the appropriate clause of Section 1.8 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, and (v) be entitled to the benefits of this Agreement and the other Credit Documents.

               (c) Each Lender will note on its internal records the amount of each Loan made by it and each payment and each conversion in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect any Borrower's obligations in respect of such Loans.

               1.6 CONVERSIONS OF BASE RATE LOANS AND CONTINUATIONS OF EURODOLLAR LOANS. Subject to Section 1.1(c), one or more Borrowers shall have the option to convert PRO RATA on any Business Day all or a portion equal to at least $10,000,000 (including in such amount the amount of conversions of Company Loans converted on the same day pursuant to Section 1.6 of the Company Credit Agreement) (or if greater, an integral multiple of $1,000,000) of the aggregate outstanding principal amount of any Base Rate Loan or Base Rate Loans made pursuant to one or more Borrowings to such Borrowers into one Borrowing of Eurodollar Loans; PROVIDED that (i) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is then in existence, and
(ii) no conversion pursuant to this Section 1.6 shall result in a greater number of Borrowings than is permitted under Section 1.2. Each such conversion shall be effected by the Company, on behalf of each such Borrower, giving the Agent at the Payment Office prior to 11:00 A.M. (New York , New York time) at least three Business Days' prior telephonic (confirmed promptly in writing) or written notice (a "Notice of Conversion") specifying the Base Rate Loans to be so converted and the Interest Period to be initially applicable thereto. The Agent shall give each Lender prompt and, to the extent practicable, same day, written notice (or telephonic notice confirmed in writing) of any such proposed conversion affecting any of its Loans. Base Rate Loans to a Borrower converted into Eurodollar Loans pursuant to this Section 1.6 shall continue as Eurodollar Loans so long as the Company, on behalf of such Borrower, elects, in accordance with the provisions of Section 1.9, prior to the expiration of any Interest Period applicable thereto, an Interest Period for such Loans which shall commence on the date such current Interest Period expires. Notwithstanding the foregoing or the provisions of Section 1.9, if a Default or Event of Default is in existence at the time any Interest Period in respect of any Eurodollar Loans is to expire, such Loans may not be continued as Eurodollar Loans but instead shall be automatically converted on the last day of such Interest Period into Base Rate Loans.

               1.7 PRO RATA BORROWINGS. All Borrowings by each Borrower under this Agreement shall be incurred from the Lenders PRO RATA on the basis of their respective Commitments applicable to all Borrowers; PROVIDED that all deemed Borrowings pursuant to Section 2.3 shall be incurred from the Lenders PRO RATA on the basis of their respective Adjusted Percentages.


               1.8 INTEREST. (a) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan incurred by it from the date of the respective Borrowing (or deemed Borrowing) thereof until repayment thereof in full in cash at a rate per annum which shall be equal to the sum of the Base Lending Rate in effect from time to time, plus the Applicable Margin.

               (b) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan incurred by it from the date of the respective Borrowing until repayment thereof in full in cash at a rate per annum which shall be equal to the sum of the relevant Eurodollar Rate, plus the Applicable Margin.

               (c) The "Applicable Margin" shall be (i) in the case of Loans that are Base Rate Loans, .75 of 1%, and (ii) in the case of Loans that are Eurodollar Loans, 1.75%; PROVIDED that, for so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company has public senior Permitted Subordinated Indebtedness that is rated by Standard & Poor's Corporation and Moody's Investors Service, Inc. as set forth below, and (iii) the ratio, as of the last day of the most recently ended fiscal quarter of the Company, of Core EBITDA to Total Interest Expense of the Company and its Restricted Subsidiaries, in each case for the four consecutive fiscal quarters of the Company ending on such day, exceeds the applicable ratio set forth below, then, upon written notice thereof from the Company to the Agent, the Applicable Margins for the Loans set forth in the preceding proviso shall be reduced, effective as of the date of receipt of such notice by the Agent, from the percentages specified in such proviso by the number of basis points (with one basis point being equal to one-one hundredth of one percent) set forth below for such ratings and ratio:

      (1) If such ratio is greater than 4.0:1.0 and such Permitted Subordinated Indebtedness is rated at least "BBB-" by Standard & Poor's Corporation and at least Baa3 by Moody's Investors Service, Inc., then the Applicable Margins for Base Rate Loans and Eurodollar Loans shall each be reduced by 25 basis points; or

      (2) If such ratio is greater than 4.5:1.0 and such Permitted Subordinated Indebtedness is rated at least "BBB" by Standard & Poor's Corporation and at least Baa2 by Moody's Investors Service, Inc., then the Applicable Margins for Base Rate Loans and Eurodollar Loans shall each be reduced by 50 basis points.

               (d) Notwithstanding anything to the contrary contained herein, overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and all other overdue amounts owing hereunder shall bear interest at a rate per annum equal to the greater of (i) the sum of 2.75% per annum and the Base Lending Rate in effect from time to time, and (ii) the sum of the interest rate otherwise applicable to such Loan from time to time and 2.00% per annum.

               (e) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan outstanding at any time during a calendar month, monthly in arrears on the last Business Day of each month, through and including the last day of such month, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable to such Loan and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period, and (iii) in respect of all Loans, on any prepayment or conversion thereof (on the principal amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

               (f) The Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the relevant

Borrowers, through the Company, and the Lenders thereof. The Agent shall promptly notify the Borrowers, through the Company, and the Lenders, of any change in the Base Lending Rate and the effective date thereof. Failure of the Agent to provide the Company, the Borrowers or the Lenders with any notice described in this clause (f) shall not affect any obligations of the Company, the Borrowers or the Lenders under this Agreement nor will such failure result in any liability on the part of the Agent to the Company, the Borrowers or any Lender.

               1.9 INTEREST PERIODS. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing (which Borrowing may be part of a Company Borrowing) of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans (in the case of subsequent Interest Periods), the Company, on behalf of each and any Borrower, shall have the right to elect by giving the Agent written notice (or telephonic notice confirmed promptly in writing) thereof, the interest period (each, an "Interest Period") to be applicable to such Borrowing, which Interest Period shall, at the option of the Company, on behalf of such Borrowers, be a one, two, three or six month period; PROVIDED that: (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period relating to a Borrowing consisting of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month, (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(iv) no Interest Period in respect of any Loan shall extend beyond the Final Maturity Date; (v) no Interest Period in respect of any Loan shall extend beyond any date upon which the Total Commitment is reduced pursuant to Section 3.2(b) unless the aggregate principal amount of Loans which are Base Rate Loans or which have Interest Periods which will expire on or before such date, plus the unutilized Total Commitment after giving effect to the incurrence of such Loan, is equal to or in excess of, the amount of the aggregate prepayment of Loans required to be made on such date; and (vi) the Interest Period for a Eurodollar Loan which is converted into a Base Rate Loan pursuant to Section 1.10(b) shall commence on the date of such conversion and shall expire on the date on which the Interest Periods for the Loans of the other Lenders which were not converted expire. If upon the expiration of any Interest Period, the Company, on behalf of a Borrower, has failed to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, such Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

               1.10 INCREASED COST, ILLEGALITY, ETC. (a) In the event that the Agent, in the case of clause (i) below, or any Lender, in the case of clauses (ii) and (iii) below, shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties):

                  (i) on any date for determining the Eurodollar Rate for any Interest Period, that by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

                  (ii) at any time, that the Eurodollar Rate shall not represent the effective pricing to such Lender for funding or maintaining the affected Eurodollar Loan, or such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in respect thereof that are considered by such Lender in its sole discretion to be material, in either such case because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, guideline or order (or any interpretation thereof by any governmental agency or authority and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves to the extent included in the computation of the Eurodollar Rate), whether or not having the force of law and whether or not failure to comply therewith would be unlawful, and/or (y) other circumstances arising after the date of this Agreement affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or

                  (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order or request of an applicable governmental authority enacted, adopted or made after the date of this Agreement (whether or not having the force of law), or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, the Agent or such Lender, as the case may be, shall on or promptly after the date of any determination of such event, give notice (by telephone confirmed in writing) to the Borrowers, through the Company, and, in the case of a Lender, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrowers, through the Company, and the Lenders that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by any Borrower or by the Company on behalf of any Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by such Borrower, (y) in the case of clause (ii) above, the Borrowers, without duplication of any amounts payable under Section
1.11 and 2.6 or the Company Credit Agreement, shall pay to such Lender, promptly after a written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reduction in amounts receivable hereunder (a written notice as to additional amounts owed such Lender, setting forth in reasonable detail the conditions giving rise thereto and the calculation of such amounts (which calculations shall be made in the same manner as for similar outstanding loans made by such Lender of a similar type and amount as those set forth herein to Persons of a similar creditworthiness as the Company), submitted to the Borrowers, through the Company, by such Lender shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto) and (z) in the case of clause
(iii) above take one of the actions specified in Section 1.10(b) as promptly
as possible.    The failure of any Lender to give any notice as provided in this Section shall not release or diminish any of the Borrowers' obligations to pay any additional amounts to such Lender pursuant to clause (y) above.

               (b) At any time that any Eurodollar Loans are affected by the circumstances described in Section 1.10(a), the Company, on behalf of each and any Borrower, may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing or a conversion, cancel, with respect to such affected Lender, said Borrowing or conversion by giving the Agent telephonic notice (confirmed in writing) thereof on the same date that the Company, for the benefit of such Borrower, was notified by the Lender or the Agent, as the case may be, pursuant to Section 1.10(a) and such Lender shall make a Base Rate Loan to such Borrower as part of such requested Borrowing, or
(y) if the affected Eurodollar Loan is then outstanding, upon at least 3 Business Days' written notice to the Agent, or, in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) which may no longer be lawfully maintained, immediately, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan; PROVIDED that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

               (c) In the event that the Agent determines at any time following its giving of notice based on the conditions described in clause
(a)(i) above that none of
such conditions exist, the Agent shall promptly give notice thereof to the Borrowers, through the Company, whereupon the Borrowers' rights to request Eurodollar Loans from the Lenders and the Lenders' obligations to make Eurodollar Loans shall be restored.

               (d) In the event that a Lender determines at any time following its giving of a notice based on the conditions described in clause
(a)(iii) above that none of such conditions exist, such Lender shall promptly give notice thereof to the Agent and the Borrowers, through the Company, whereupon the Company's and the Borrowers' rights to request Eurodollar Loans from such Lender and such Lender's obligation to make Eurodollar Loans shall be restored.

               1.11 CAPITAL ADEQUACY. If any Lender determines that any applicable law, rule, regulation, mandatory guideline, request or directive, whether or not having the force of law, from an applicable regulatory authority concerning capital adequacy or reserves (excluding reserves to the extent included in the computation of the Eurodollar Rate), or any change therein or in interpretation or administration thereof by any governmental authority, central bank or comparable agency has or will have the effect of reducing the rate of return on the capital or assets of such Lender (or any corporation controlling such Lender) based on the existence of such Lender's Commitment hereunder (including, without limitation, its outstanding Loans) or its obligations hereunder, in an amount considered by such Lender to be material in its sole discretion, it will notify the Borrowers, thereof, through the Company, on or promptly after the date of such determination. The relevant Borrower, without duplication of any amounts payable under Sections
1.10 and 2.6 or the Company Credit Agreement, will pay to such Lender promptly after a written demand therefor made upon the Company or such Borrower (which demand may be contained in the notice referred to above) such additional amounts as are necessary to compensate such Lender for the reduction to such rate of return as a result of the event described in the first sentence of this Section 1.11. In determining such amount, such Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, and such Lender's determination of compensation shall be conclusive, absent manifest error, if made in accordance with this provision. Each notice delivered pursuant to this Section 1.11 shall set forth in reasonable detail the conditions giving rise thereto, and each demand delivered pursuant to this Section 1.11 shall set forth the calculations of the amounts demanded thereby (which calculations shall be made in the same manner as for similar outstanding loans made by such Lender of a similar type and amount as those set forth herein to Persons of a similar creditworthiness as the Company). The failure of any Lender to give any notice or demand as provided in this Section 1.11 shall not release or diminish any of the Borrowers' obligations to pay any increased costs to such Lender pursuant to this Section.

               1.12 FUNDING LOSSES. Each Borrower shall compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such amounts and which request shall, absent manifest error, be final, conclusive and binding upon all the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Loans to the extent not reasonably able to be recovered by such Lender in its sole discretion in connection with the re-employment of such funds) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a Borrowing of, or conversion from or into, Eurodollar Loans to such Borrower does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion (whether or not withdrawn);
(ii) if any repayment (including, without limitation, payment after acceleration) or conversion of any of its Eurodollar Loans to such Borrower occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans to such Borrower is not made on any date specified in a notice of prepayment given by such Borrower or the Company on behalf of such Borrower; or (iv) as a consequence of (A) any default by such Borrower to repay its Loans when required by the terms of this Agreement or a Note of such Lender or (B) an election made pursuant to Section 1.10(b).

               1.13 SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment or reduction (including, without limitation, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code) of any Obligation hereunder (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share of payments or reductions on account of such Obligations obtained by all the Lenders, such Lender shall forthwith (i) notify each of the other Lenders and the Agent of such receipt, and (ii) purchase from the other Lenders such assignments in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, ratably with each of them; PROVIDED that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase of such assignment shall be rescinded and the purchase price thereof restored to the extent of such recovery or such additional costs, but without interest. Each Borrower agrees that any Lender so purchasing an assignment from another Lender pursuant to this Section 1.13, may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such assignment as fully as if such Lender were the direct creditor of such Borrower in the amount of such assignment.

               1.14 CHANGE OF LENDING OFFICE. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.11, 4.4 or 12.1 (to the extent Section 12.1 requires the payment of any Taxes) with respect to such Lender, it will, if requested by the Company on behalf of the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender suffers no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section; PROVIDED that if such disadvantage is not material (to be determined by such Lender in its sole discretion), such Lender shall designate another lending office if the Company and/or the Borrowers shall fully compensate such Lender for such disadvantage. Nothing in this Section 1.14 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Section 1.10, 1.11 or 4.4 or 12.1 (to the extent such Section 12.1 requires the payment of any Taxes).

               1.15  REPLACEMENT LENDERS.  If (a) the obligation of any
Lender to make Eurodollar Loans has been suspended pursuant to Section 1.10 as a result of the occurrence of any event or circumstance described therein affecting Lenders having less than 25% of the Total Commitment, (b) any Lender has demanded compensation under Section 1.10, 1.11, 2.6 or any Taxes referred to in Section 4.4 or 12.1 have been imposed or any Lender has sought compensation thereunder, and the amount of such compensation or Taxes is considered by the Company, in its sole discretion, to be material, or (c) if any Lender becomes a Defaulting Lender, the Company, on behalf of the Borrowers, may, if no Default or Event of Default then exists, with the assistance of the Agent, seek a bank or banks or other financial institutions (which may be one or more of the Lenders or other banks or financial institutions approved by the Agent (such approval not to be unreasonably withheld or delayed), but none of which shall constitute a Defaulting Lender at the time of such replacement (each, a "Replacement Lender")), to purchase all of the Notes, Loans and Subsidiary Letter of Credit Exposure, and assume the Commitment and other obligations, of such Lender (the "Replaced Lender"); PROVIDED that each such Replacement Lender shall assume a pro rata portion of all of the obligations and rights of the Replaced Lender under the Company Credit Agreement; and PROVIDED FURTHER that (i) at the time of any replacement pursuant to this Section 1.15, each Replacement Lender shall execute and deliver a Transfer Supplement pursuant to Section 12.4(e) (and with all fees payable pursuant to Section 12.4(f) of the Company Credit Agreement to be paid by the Company) pursuant to which each Replacement Lender shall acquire its portion of the Commitment, outstanding Loans and participations in Subsidiary Letters of Credit of the Replaced Lender and, in connection therewith, shall pay to (A) the Replaced Lender in respect thereof an amount equal to the sum of (1) the outstanding principal of, and accrued and unpaid interest on, all outstanding Loans of the Replaced Lender acquired by such Replacement Lender, (2) an amount equal to such Replacement Lender's portion of all drawings in respect of any Subsidiary Letter of Credit that have been funded by (and not reimbursed to) such Replaced Lender pursuant to
Section 2.4, together with all accrued and unpaid interest with respect thereto, and (3) such Replacement Lender's portion of all accrued, but theretofore unpaid, fees and commissions owing to the Replaced Lender pursuant to Section 2.5 hereof, and (B) the Agent (for distribution to the Lenders entitled to the same) an amount equal to such Replacement Lender's portion of such Replaced Lender's Adjusted Percentage (for this purpose, determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replaced Lender) of any drawing in respect of any Subsidiary Letter of Credit (which at such time remains unpaid) to the extent such amount was not theretofore funded by such Replaced Lender; and (ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the purchase price has been, or is concurrently being, paid) shall be paid in full by the Company to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Transfer Supplements, the payment of amounts referred to in clauses (i) and (ii) above and Section 1.15 of the Company Credit Agreement and, if so requested by a Replacement Lender, delivery to such Replacement Lender of the appropriate Note or Notes and Revolving Note or Revolving Notes executed by the appropriate Borrowers and the Company, as applicable, (x) each such Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender and (y) the Adjusted Percentage of the Lenders shall be automatically adjusted at such time to give effect to the replacement, if any, of a Defaulting Lender with one or more Non-Defaulting Lenders. Without duplication of any amounts paid to a Lender pursuant to
Section 1.15 of the Company Credit Agreement, each Borrower jointly and severally agrees, except in the case of the replacement of a Defaulting Lender, to pay all reasonable costs and expenses of any such Replaced Lender which sells its Notes, Loans, Subsidiary Letter of Credit Exposure and Commitment pursuant to this Section 1.15.

               1.16 MATURITY OF BORROWINGS. Notwithstanding any other provision of this Agreement to the contrary (i) all Loans will mature and become due and payable on the Final Maturity Date, and (ii) all Loans will mature and become due and payable on the Interim Maturity Date with respect to such Loan. Provided that no Event of Default shall have occurred and be continuing on any Interim Maturity Date, the Lenders shall be deemed to have made Loans ("Rollover Loans") and the Borrowers shall be deemed to have made a Borrowing of Loans (each such Borrowing, a "Rollover Borrowing") of the same principal amount of Loans maturing on such Interim Maturity Date, and the proceeds of such Rollover Loans shall be applied to the repayment of such Loans maturing on such Interim Maturity Date. Subject to Sections 3.2 and 4.2 hereof, no such deemed repayment of Loans shall require any cash payment by the Borrowers nor shall any such Rollover Borrowing require the actual delivery of any funds by any Lender, or compliance with Section 1.1(b), 1.2, 1.3 (unless such Borrower desires that such Rollover Borrowing consist of Eurodollar Loans) or 1.4.

               Section 2.  SUBSIDIARY LETTER OF CREDIT SUBFACILITY.

               2.1 SUBSIDIARY LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions, and in reliance upon the representations and warranties of the Borrowers, set forth in this Agreement, in addition to requesting that the Lenders make Loans pursuant to Section 1, each Borrower, or the Company on behalf of a Borrower, may request, in accordance with the provisions of this Section 2.1 and Section 2.2, that, on and after the Closing Date and prior to the termination or expiration of the Total Commitment, any L/C Bank issue one or more Subsidiary Letters of Credit for the account of such Borrower; PROVIDED that any Subsidiary Letter of Credit issued by an L/C Bank shall be in a form customarily used by such L/C Bank or in any other form requested by such Borrower or the Company on behalf of such Borrower and approved by such L/C Bank; PROVIDED FURTHER, that (i) no Subsidiary Letter of Credit shall have an expiration date that is later than 12 (or, if approved by the L/C Bank and Agent, 18) months after the date of issuance thereof; PROVIDED that a Subsidiary Letter of Credit may provide that it is extendible for additional consecutive one year periods (or, with the approval of the L/C Bank and the Agent, other consecutive periods having a duration of 18 months or less); (ii) in no event shall any Subsidiary Letter of Credit issued by an L/C Bank have an expiration date (or be extended or extendible so that it will ex-

pire) later than the Final Maturity Date; (iii) each Subsidiary
Letter of Credit issued by an L/C Bank shall have a stated amount of at least $500,000; (iv) neither a Borrower nor the Company, on behalf of a Borrower, shall request that any L/C Bank issue any Subsidiary Letter of Credit if, after giving effect to such issuance, the aggregate Subsidiary Letter of Credit Outstandings PLUS the then outstanding aggregate principal amount of Loans made by Non-Defaulting Lenders PLUS the then aggregate outstanding amount of Company Credit Extensions of the Non-Defaulting Lenders would exceed the total of the Adjusted Total Commitment then in effect (after giving effect to any reductions or increases to the Adjusted Total Commitment on such date); and (v) neither a Borrower nor the Company, on behalf of a Borrower, shall request the issuance of any Subsidiary Letter of Credit if, after giving effect to such issuance, the aggregate Subsidiary Letter of Credit Outstandings PLUS the aggregate Letter of Credit Outstandings would exceed $275,000,000; and, PROVIDED FURTHER, that, subject to and upon the terms and conditions set forth herein, for all purposes of this Agreement and the other Credit Documents, the Existing Subsidiary Letters of Credit previously issued by BTCo shall be deemed to have been issued by BTCo, as the L/C Bank therefor, pursuant to this Agreement on the Closing Date.

                  (b) Each Subsidiary Letter of Credit may provide that the L/C Bank may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Subsidiary Letter of Credit if conditions to such payment are satisfied or returned to the L/C Bank for distribution to the Lenders (or, if all Obligations shall have been indefeasibly paid in full, to the applicable Borrower) if no payment to the beneficiary has been made and the final date available for drawings under the Subsidiary Letter of Credit has passed. Each payment or deposit of funds as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the L/C Bank under the related Subsidiary Letter of Credit.

               2.2 NOTICE OF ISSUANCE; AGREEMENT TO ISSUE. (a) Whenever a Borrower desires the issuance of a Subsidiary Letter of Credit, such Borrower, or the Company on behalf of such Borrower, shall deliver to the Agent (with a copy to its Letter of Credit Department) and the desired L/C Bank a written notice no later than 11:00 A.M. (New York, New York time) at least five
Business Days, or such shorter period (which shall not be less than two
Business Days) as may be agreed to by the applicable L/C Bank in any particular instance, in advance of the proposed date of issuance. Each such notice shall be substantially in the form of Exhibit B-2 (each a "Subsidiary Letter of Credit Request"), shall specify (i) the proposed date of issuance (which shall be a business day under the laws of the jurisdiction of the applicable L/C Bank), (ii) the face amount of the Subsidiary Letter of Credit,
(iii) the expiration date of the Subsidiary Letter of Credit, and (iv) the name and address of the beneficiary with respect to such Subsidiary Letter of Credit, and shall be accompanied by a precise description of the documents and a verbatim text of any certificate to be presented by the beneficiary of such Subsidiary Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Subsidiary Letter of Credit, would require the L/C Bank to make payment under the Subsidiary Letter of Credit; PROVIDED that the applicable L/C Bank may require changes in any such documents and certificates in accordance with its customary letter of credit practices; and, PROVIDED FURTHER, that no Subsidiary Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 11:00 A.M. (New York, New York time); PROVIDED FURTHER that the Subsidiary Letters of Credit identified with an asterisk on Schedule 8.7(e) to the Company Credit Agreement may require payment on the same day a conforming draft is presented if such presentment is made prior to 1:00 p.m. In determining whether to pay under any Subsidiary Letter of Credit, each L/C Bank shall be responsible only to determine that the documents and certificates required to be delivered under its Subsidiary Letter of Credit have been delivered and that they comply on their face with the requirements of its Subsidiary Letter of Credit.
Promptly after receipt of a Subsidiary Letter of Credit Request, the Agent shall deliver a copy thereof to each Lender. Each L/C Bank shall furnish to the Agent a specimen copy of each Sub-sidiary Letter of Credit issued by such L/C Bank pursuant to this Agreement promptly upon the issuance thereof; and the Agent shall furnish copies thereof to a Lender promptly upon such Lender's request therefor, together with a notice of such Lender's respective participation therein, determined in accordance with
Section 2.2(b).

                  (b) Each L/C Bank receiving a Subsidiary Letter of Credit Request from a Borrower or from the Company on behalf of a Borrower agrees, subject to the terms and conditions set forth in this Agreement, and so long as it shall not have received any notice from any Lender pursuant to the immediately succeeding sentence, to issue for the account of such Borrower, on the date specified in such Subsidiary Letter of Credit Request, a Subsidiary Letter of Credit in a face amount equal to the face amount requested in such Subsidiary Letter of Credit Request. Immediately upon the issuance of each Subsidiary Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the applicable L/C Bank a participation in such Subsidiary Letter of Credit and any drawing thereunder in an amount equal to the product of such Lender's Adjusted Percentage and the maximum amount which is or at any time may become available to be drawn thereunder; PROVIDED that no Lender shall have delivered a notice to such L/C Bank prior to the issuance of such Subsidiary Letter of Credit (with a copy to the Agent which shall be promptly forwarded to the other Lenders) to the effect that one or more of the conditions set forth in Section 5.1 or 5.2, as applicable, are not then satisfied or that the issuance of such Subsidiary Letter of Credit or purchase of a participation therein by such Lender would violate Section 2.6(b). Upon any change in the Commitments of the Lenders pursuant to Section
1.15 or 12.4 or in the Adjusted Percentages of the Lenders as a result of the occurrence of a Lender Default, it is hereby agreed that, with respect to all outstanding Subsidiary Letters of Credit and drawings thereunder which are unpaid, there shall be an automatic adjustment to the participations in the Subsidiary Letters of Credit pursuant to this Section 2.2(b) to reflect the new Adjusted Percentages of the Lenders.

               2.3 PAYMENT OF AMOUNTS DRAWN UNDER SUBSIDIARY LETTERS OF CREDIT. (a) In the event of any request for payment under any Subsidiary Letter of Credit by the beneficiary thereof, the L/C Bank shall promptly notify the applicable Borrower (through the Company), the Agent and the Lenders required to participate therein in accordance with Section 2.2(b) and, in any event, unless otherwise expressly provided in such Subsidiary Letter of Credit or the terms of such Subsidiary Letter of Credit require the honoring of a drawing thereunder on the date of, or the Business Day after, such drawing, no later than 10:00 A.M. (New York, New York time) on the Business Day immediately preceding the date on which such L/C Bank intends to honor such drawing; and the applicable Borrower shall reimburse such L/C Bank on the day on which such drawing is honored in same day funds in an amount equal to the amount of such drawing; PROVIDED that, unless the applicable Borrower or the Company, on behalf of such Borrower, shall have notified the Agent and such L/C Bank prior to 11:00 A.M. (New York, New York time) on the Business Day immediately prior to the date on which such drawing is honored that such Borrower or the Company, on behalf of such Borrower, intends to reimburse such L/C Bank for the amount of such drawing with funds other than the proceeds of Loans, (i) such Borrower shall be deemed to have timely given a Notice of Borrowing to the Agent requesting a Borrowing of Loans which are Base Rate Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing, and (ii) subject to Section 1.1, each Lender shall, by 1:00 P.M. (New York, New York time) on the date of the honoring of such drawing, make a Loan to such Borrower which is a Base Rate Loan in an amount equal to the product of the amount of such drawing and such Lender's Adjusted Percentage, the proceeds of which shall be applied directly by the Agent to reimburse such L/C Bank for the amount of such drawing (PROVIDED that, solely for purposes of such Borrowing, the conditions precedent set forth in
Section 5.2 shall not be applicable); PROVIDED FURTHER that, if for any reason, proceeds of Loans are not received by such L/C Bank on such date in an amount equal to the amount of such drawing, such Borrower shall reimburse such L/C Bank, on the Business Day immediately following the date of such drawing, in an amount in Dollars and immediately available funds equal to the excess of the amount of such drawing over the amount of such Loans, if any, which are so received by the Agent from the Lenders, plus accrued interest on such amount at the applicable rate of interest for Base Rate Loans set forth in Section
1.8. If the applicable Borrower or the Company, on behalf of such Borrower, notifies the Agent and such L/C Bank prior to

11:00 A.M. (New York, New York time) on the Business Day immediately prior to the date on which such drawing is honored that such Borrower or the Company, on behalf of such Borrower, intends to reimburse such L/C Bank for the amount of such drawing with funds other than the proceeds of Loans, such Borrower or the Company, on behalf of such Borrower, shall reimburse such L/C Bank on the day on which such drawing is honored in an amount in same day funds equal to the amount of such drawing. Notwithstanding anything contained in this Agreement to the contrary, to the extent such Borrower or the Company in accordance with the preceding provisions of this Section 2.3 or an Event of Default exists at the time of the honoring of a drawing under a Subsidiary Letter of Credit does not reimburse a L/C Bank, amounts, if any, then held by the Agent in the Subsidiary L/C Cash Collateral Account may be applied to reimburse the applicable L/C Bank for the honoring of such drawing, and the aggregate amount of Revolving Loans, if any, required to be made by the Lenders pursuant to this Section 2.3 shall be reduced by a corresponding amount.

                  (b)  Any payments owed by a Borrower pursuant to this
Section 2.3 which are made later than 11:00 A.M. (New York, New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made under this Section 2.3 shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

                  (c) Each Lender shall indemnify and hold harmless the Agent and each L/C Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, attorney's fees and expenses) resulting from any failure on the part of such Lender to provide, on the same day of any drawing under a Subsidiary Letter of Credit, the Agent with such Lender's Adjusted Percentage of the amount of any drawing under such Subsidiary Letter of Credit in accordance with the provisions of Section 2.3(a).

               2.4 PAYMENT BY LENDERS. In the event that a Borrower shall fail to reimburse an L/C Bank as provided in Section 2.3 by borrowing Loans or otherwise for all or any portion, as the case may be, of any drawing honored by such L/C Bank under a Subsidiary Letter of Credit issued by it, such L/C Bank shall promptly notify each Lender of the unreimbursed amount of such drawing and the amount of such Lender's Adjusted Percentage therein.
Each Lender shall make available to such L/C Bank an amount equal to its Adjusted Percentage of such unreimbursed payment in Dollars and immediately available funds, at the office of such L/C Bank specified in such notice, not later than 1:00 P.M. (New York City time) on the business day (under the laws of the jurisdiction of such L/C Bank and a Business Day) after the date notified by such L/C Bank. In the event that any such Lender fails to make available to such L/C Bank the amount of such Lender's Adjusted Percentage of such unreimbursed payment as provided in this Section 2.4, such L/C Bank shall be entitled to recover such amount on demand from such Lender together with interest at the interbank compensation rate set by the Agent for three Business Days and thereafter at the Base Rate. Nothing in Section 2.3 or this
Section 2.4 shall be deemed to prejudice the right of any Lender to recover from such L/C Bank any amounts made available by such Lender pursuant to
Section 2.3 or this Section 2.4 in the event that the payment with respect to a Subsidiary Letter of Credit by such L/C Bank in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such L/C Bank. Each L/C Bank shall distribute to each other Lender which has paid all amounts payable by it under this Section 2.4 with respect to any Subsidiary Letter of Credit issued by such L/C Bank such other Lender's share (based on the proportionate aggregate amount funded by such Lender to the aggregate amount funded by all Lenders) of all payments received by such L/C Bank from the applicable Borrower or the Company, on behalf of such Borrower, in reimbursement of drawings honored by such L/C Bank under such Subsidiary Letter of Credit when such payments are received (including interest payable under Section 1.8 with respect to the period commencing on the date of the funding of such participation).

               2.5 COMPENSATION. (a) Each Borrower agrees to pay to the Agent for distribution to each Non-Defaulting Lender in respect of all Subsidiary Letters of Credit outstanding for the account of such Borrower such Non-Defaulting Lender's Adjusted Percentage of (i) a commission equal to 1.75% per annum of the difference of the daily average amount available to be drawn from time to time under such outstanding Subsidiary Letters of Credit minus the average daily cash balance on deposit from time to time in the Subsidiary L/C Cash Collateral Account pursuant to Section 4.2(a)(i), and (ii) a commission equal to 0.5 of 1% per annum on the average daily cash balance on deposit from time to time in the Subsidiary L/C Cash Collateral Account pursuant to Section 4.2(a)(i), in each case payable monthly in arrears on the last Business Day of each month, through and including the last calendar day of such month; PROVIDED, that the rate at which the commission described in clause (i) above is calculated shall be reduced at all times that, and by the same number of basis points as, the interest rate for Base Rate Loans is reduced pursuant to Section 1.8(c). Promptly upon receipt by the Agent of any amount described in this Section 2.5(a), the Agent shall distribute to each Lender its Adjusted Percentage of such amount.

                  (b) Each Borrower agrees to pay to each L/C Bank in respect of each Subsidiary Letter of Credit issued by it such fees (including, without limitation, facing, processing and transfer fees), in such amounts, and at such times, as the Company and such L/C Bank may agree; and, notwithstanding anything to the contrary contained herein, such L/C Bank shall not be required to issue a Subsidiary Letter of Credit hereunder for the account of such Borrower unless and until such Borrower provides such L/C Bank with a written acknowledgement of the fees agreed to by such L/C Bank in respect of such Subsidiary Letter of Credit.

               2.6 ADDITIONAL PAYMENTS; ILLEGALITY. (a) Without duplication of any amounts payable under Sections 1.10, 1.11, 4.5 and 12.1 or under the Company Credit Agreement, if by reason of (x) any change in applicable law, regulation, rule, regulatory requirement, guideline, request or directive, whether or not having the force of law, or any change in the interpretation or application thereof by any judicial or other applicable governmental or regulatory authority, or (y) compliance by any Lender in good faith with any direction, request or mandatory guideline of any applicable governmental or monetary authority including, without limitation, Regulation D:

                  (i) such Lender shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2, whether directly or by such being imposed on or suffered by such Lender;

                  (ii) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Subsidiary Letter of Credit issued by such Lender or any participations purchased by such Lender in any Subsidiary Letter of Credit (or in respect of such Lender's commitment to purchase such a participation); or

                  (iii) there shall be imposed on such Lender any other condition regarding this Section 2, any Subsidiary Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to such Lender of committing to issue, purchase, purchasing or maintaining any participation in any Subsidiary Letter of Credit, or to reduce the amount receivable in respect thereof by such Lender, then and in any such case such Lender may, without duplication of any payments required to be made pursuant to Section 1.10, 1.11, 4.5 or 12.1, at any time after the additional cost is incurred or the amount received is reduced, promptly notify the Borrowers, through the Company, and the Borrowers shall pay to such Lender promptly after a written demand therefor (which demand may be contained in such notice), such additional amounts as shall be required to compensate such Lender for such increased costs or reduction in amounts receivable hereunder (a written notice as to additional amounts owed such Lender setting forth in reasonable detail the conditions giving rise thereto and the calculation of such amounts (which calculations shall be made in the same manner as for similar outstanding credit extensions made by such Lender of a similar type and amount as those set forth herein to Persons of a similar creditworthiness as the Company), submitted to the Borrowers, through the Company, by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto). The failure of any Lender to give any notice or demand as provided in this Section shall not release or diminish any of the

Borrowers' obligations to pay any additional costs to such Lender pursuant to this Section.

                  (b) Notwithstanding any other provision contained in this Agreement, no L/C Bank shall be obligated to issue any Subsidiary Letter of Credit, nor shall any Lender be obligated to purchase its participation in any Subsidiary Letter of Credit to be issued hereunder, if the issuance of such Subsidiary Letter of Credit or purchase of such participation shall have become unlawful or prohibited by compliance by such L/C Bank or Lender in good faith with any law, governmental rule, guideline, request, order, injunction, judgement or decree (whether or not having the force of law); PROVIDED that in the case of the obligation of a Lender to purchase such participation, such Lender shall have notified any L/C Bank for the related Subsidiary Letter of Credit to such effect pursuant to Section 2.2(b).

               2.7 OBLIGATIONS ABSOLUTE. The respective obligations under Sections 2.3 and 2.4 of the Borrowers and the Lenders to reimburse each L/C Bank for drawings made under the Subsidiary Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                  (a) any lack of validity or enforceability of any Subsidiary Letter of Credit;

                  (b) the existence of any claim, set-off, defense or other right which any Borrower, the Company or any other Subsidiary or Affiliate of the Company may have at any time against a beneficiary or any transferee of any Subsidiary Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including, without limitation, any underlying transaction between any Borrower, the Company or any of its other Subsidiaries or Affiliates and the beneficiary for which the Subsidiary Letter of Credit was procured); PROVIDED that nothing in this Section 2.8 shall affect the right of any Borrower or the Company, on behalf of the Borrowers, to seek relief against any beneficiary, transferee, Lender or any other Person in an action or proceeding or to bring a counterclaim in any suit involving such Persons;

                  (c) any draft, demand, certificate or any other document presented under any Subsidiary Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                  (d) payment by such L/C Bank under any Subsidiary Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Subsidiary Letter of Credit;

                  (e) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

                  (f) the fact that a Default or an Event of Default shall have occurred and be continuing.

               2.8 INDEMNIFICATION; NATURE OF L/C BANKS' DUTIES. (a) In addition to amounts payable as elsewhere provided in this Section 2, but without duplication thereof, each Borrower hereby agrees to protect, indemnify, pay and save each L/C Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and reasonable expenses (including reasonable attorneys' fees and disbursements and, after a Default, allocated costs of internal counsel) which such L/C Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Subsidiary Letter of Credit other than as a result of the gross negligence or willful misconduct of such L/C Bank or (ii) the failure of such L/C Bank to honor a drawing under any Subsidiary Letter of Credit due to an act or omission (whether rightful or wrongful) of any present or future DE JURE or DE FACTO government or governmental authority.

                  (b) As between each Borrower and each L/C Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of the Subsidiary Letters of Credit issued by such L/C Bank, by the respective beneficiaries of such Subsidiary Letters of Credit, other than losses resulting from the gross negligence or willful misconduct of such L/C Bank.
In furtherance and not in limitation of the foregoing, no L/C Bank shall be respon-sible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of such Subsidiary Letters of Credit, even if it should in fact prove to be in any or all respects insufficient, inaccurate, fraudulent or forged or otherwise invalid; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Subsidiary Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Subsidiary Letter of Credit to comply fully with conditions required in order to draw upon such Subsidiary Letter of Credit;
(iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher; (v) for good faith errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Subsidiary Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Subsidiary Letter of Credit; and (viii) for any consequences arising from causes beyond the control of such L/C Bank, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future DE JURE or DE FACTO government or governmental authority. None of the above shall affect, impair, or prevent the vesting of any such L/C Bank's rights or powers hereunder.

                  (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any L/C Bank under or in connection with the Subsidiary Letters of Credit issued by it or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such L/C Bank under any resulting liability to any Borrower.

               Section 3.  COMMITMENTS.

               3.1 VOLUNTARY REDUCTION OF COMMITMENTS. Upon at least two Business Days' prior written notice (or telephonic notice confirmed promptly in writing) to the Agent (which notice the Agent shall promptly and, to the extent practicable, on the same day, transmit to each of the Lenders), the Borrowers or the Company, on behalf of the Borrowers, shall have the right, without premium or penalty, to terminate in whole or reduce in part the unutilized portion of the Total Commitment available to the Borrowers; PROVIDED that any partial reduction of the Total Commitment pursuant to this
Section 3.1 shall be in the aggregate amount of $5,000,000 or, if greater, an integral multiple of $1,000,000.

               3.2  MANDATORY REDUCTION OF COMMITMENTS.

               (a) Notwithstanding anything to the contrary herein, the Total Commitment shall be terminated on September 30, 1994 unless the Closing Date has occurred on or prior to such date.

               (b) The Total Commitment shall automatically reduce on each date on which the Total Revolving Loan Commitment is reduced pursuant to
Section 3.2 or 3.3 of the Company Credit Agreement by an amount equal to the reduction on such date to the Total Revolving Loan Commitment.

               3.3 PRO RATA REDUCTIONS; NO REINSTATEMENT. Each reduction of the Total Commitment shall be applied PRO RATA according to the respective Commitments of the Lenders. The Lenders' Commitments, once reduced or terminated, may not be reinstated.

               Section 4.  PAYMENTS.

               4.1 VOLUNTARY PREPAYMENTS. Each Borrower shall have the right to prepay Loans incurred by it in whole or in part from time to time on the following terms and conditions: (i) such Borrower or the Company, on behalf of such Borrower, shall give the Agent at the Payment Office at least two Business Days' prior written notice (or telephonic notice confirmed promptly in writing) of such Borrower's intent to prepay such Loans specifying the amount of such prepayment and the Type(s) of Loans to be prepaid, which notice the Agent shall promptly transmit to each of the Lenders and which notice of prepayment having been given, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; (ii) each partial prepayment of any Borrowing by one or more

Borrowers shall be in an aggregate principal amount of $5,000,000 (including any Company Borrowing simultaneously repaid) or, if greater, shall be in an integral multiple of $1,000,000; PROVIDED that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing (together with a Company Borrowing made on the same date of such Borrowing) to an amount less than $10,000,000; (iii) prepayments of Eurodollar Loans made pursuant to this
Section 4.1 may only be made on the last day of an Interest Period applicable thereto; and (iv) each prepayment by a Borrower in respect of any Loans to such Borrower made pursuant to a Borrowing shall be applied PRO RATA among such Loans; PROVIDED that at such Borrower's or the Company's on behalf of such Borrower, election in connection with any prepayment pursuant to this
Section 4.1, any prepayment in respect of Loans shall not be applied to any Loan of a Defaulting Lender.

               4.2 MANDATORY PREPAYMENTS. (a) (i) If, at any time, after giving effect to any termination or reduction of the Adjusted Total Commitment pursuant to the terms of this Agreement, the total of (A) the aggregate principal amount of all outstanding Loans made by Non-Defaulting Lenders at such time PLUS (B) the aggregate Subsidiary Letter of Credit Outstandings at such time MINUS (C) amounts on deposit in the Subsidiary L/C Cash Collateral Account, shall exceed the Adjusted Total Commitment at such time the Borrowers shall immediately prepay Loans of Non-Defaulting Lenders in an aggregate amount equal to such excess and, to the extent that the sum of the aggregate Subsidiary Letter of Credit Outstandings exceeds the Adjusted Total Commitment as so reduced, the Borrowers shall deposit an amount equal to such excess in the Subsidiary L/C Cash Collateral Account. The amount required hereunder to be maintained on deposit in the Subsidiary L/C Cash Collateral Account shall at no time exceed the amount, if any, by which the sum of aggregate Subsidiary Letter of Credit Outstandings plus the aggregate Loans of all the Non-Defaulting Lenders then outstanding exceeds the Adjusted Total Commitment; any amount held in the Subsidiary L/C Cash Collateral Account in excess of such required amount shall, so long as no Default or Event of Default has occurred and is continuing, be payable to the Borrowers, PRO RATA in respect of the Subsidiary Letters of Credit issued on such Borrowers' behalf, upon request of such Borrowers or the Company, on behalf of such Borrowers.

                  (ii) On any day on which the aggregate outstanding principal amount of the Loans made by any Defaulting Lender exceeds the Unrestricted Commitment of such Defaulting Lender, the Borrowers shall prepay principal of Loans of such Defaulting Lender in an amount equal to such excess, less any amount owed by or due from such Defaulting Lender to the Borrowers or any Non-Defaulting Lender; PROVIDED that if the Borrowers so set-off any amounts owed to a Non-Defaulting Lender, the Borrowers shall pay such amounts to such Non-Defaulting Lender simultaneously with such set-off.

               (b)  With respect to each prepayment of Loans required by this
Section 4.2, the Company, on behalf of each Borrower, may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) pursuant to which made; PROVIDED that (i) Eurodollar Loans may be designated for prepayment pursuant to this Section 4.2 only on the last day of an Interest Period applicable thereto unless (A) all Loans incurred by such Borrower which are Eurodollar Loans with Interest Periods ending on such date of required prepayment have been paid in full and (B) all Loans incurred by such Borrower which are Base Rate Loans have been paid in full; (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $10,000,000 (including any Company Borrowing made on the same date of such Borrowing), such Borrowing shall immediately be converted into Base Rate
Loans; and (iii) each prepayment of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans; PROVIDED that no prepayment of Loans made pursuant to Section 4.2(a)(i) shall be applied to the Loans of any Defaulting Lender and prepayments pursuant to Section 4.2(a)(ii) shall only be applied to the Loans of the Defaulting Lenders. In the absence of a designation by such Borrower as described in the preceding sentence, the Agent shall apply such prepayment FIRST to Base Rate Loans, SECOND to Eurodollar
Loans with Interest Period ending on the date of such prepayment and THIRD, subject to the above, as the Agent may determine in its sole discretion; PROVIDED, that such prepayment be applied to the Eurodollar Loan with the shortest remaining time to the end of the Interest Peri-od. Any prepayment made pursuant to Section 4.2 shall be made together with all amounts payable pursuant to Section 1.12.

               (c) On each date on which there occurs a remarketing of Variable Rate Notes which were purchased with the proceeds of a drawing under a Subsidiary Letter of Credit or a letter of credit backed by a Subsidiary Letter of Credit, pursuant to the exercise by the holder of such note of its rights under the indenture pursuant to which such Variable Rate Note was issued to require such purchase, such Borrower shall prepay Loans to the extent incurred to fund such purchases in an amount equal to the aggregate principal amount of Variable Rate Notes so remarketed. Proceeds of the remarketing of Variable Rate Notes received by the Agent from the L/C Banks or from any trustee for the holders of Variable Rate Notes supported by a Subsidiary Letter of Credit shall be applied by the Agent to such prepayment of Loans.

               4.3 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement and the Notes shall be made to the Agent for the ratable account of the Lenders entitled thereto not later than 11:00 A.M. (New York, New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Agent. Any payments by a Borrower under this Agreement or the Notes which are made later than 11:00 A.M. (New York, New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension. All payments made by a Borrower hereunder in respect of outstanding Loans shall be applied first to outstanding interest then due and payable and then to payments of principal.

               4.4 NET PAYMENTS. (a) All payments made by the Borrowers hereunder and under the other Credit Documents will be made without setoff or counterclaim. All such payments will be made free and clear of and without deduction or withholding for any Taxes (but excluding, except as provided in paragraph (c) hereof, any Taxes imposed on the overall net income of a Lender pursuant to the laws of the jurisdiction in which the principal executive office or applicable Lending Office of such Lender is located). If any Taxes are so levied or imposed, each Borrower agrees (i) to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder and under the other Credit Documents, after withholding or deduction for or on account of any such Taxes (including additional sums payable under this Section 4.4), will not be less than the amount provided for herein, (ii) to make such withholding or deduction and (iii) to pay the full amount deducted to the relevant authority in accordance with applicable law; PROVIDED that no Borrower shall be required to pay any additional amount on account of any Taxes of, or imposed by, the United States pursuant to this
Section 4.4(a) to any Lender or the Agent which (A) is not entitled, on the Execution Date or Closing Date (or, in the case of an assignee of a Lender, on the date on which the assignment to it became effective), to submit Form 1001 or Form 4224 (or any successor forms) so as to meet its obligations to submit such a form pursuant to Sections 12.4(g) and (h), (B) shall have failed to submit any form or other certification which it was required to file pursuant to Sections 12.4(g) and (h) and entitled to file under applicable law, or (C) shall have filed any such form which is incorrect or incomplete in any material respect and shall not have corrected or completed such form.

               (b) Each Borrower will indemnify and hold harmless each Lender and reimburse each Lender upon the written request of the Agent on behalf of such Lender (which request the Agent shall promptly make after receiving a written request from such Lender setting forth the basis for requesting such amount), for the amount of any such Taxes (other than Taxes described in the proviso following Section 4.4(a)(iii) for which the Borrowers have no obligation thereunder) so levied or imposed and paid by such Lender and any liability (including incremental Taxes as set forth in Section 4.4(c), penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

               (c) Each Borrower shall also reimburse each Lender, upon the written request of such Lender, for any

Taxes imposed on or measured by the overall net income of such Lender or its applicable Lending Office pursuant to the laws of the jurisdiction in which the principal executive office or applicable Lending Office of such Lender is located or any political subdivision or taxing authority thereof or therein as such Lender shall determine in good faith are payable by such Lender in respect of amounts paid to or on behalf of such Lender pursuant to paragraph
(a) or (b) hereof.

               (d) With respect to any Taxes which are paid by a Borrower in accordance with the provisions of this Section 4.4, each Lender receiving the benefits of such payments of Taxes hereby agrees to pay to such Borrower any amounts refunded to such Lender which such Lender determines in its sole discretion to be a refund in respect of such Taxes.

               4.5 USE OF PROCEEDS. Each Borrower shall use all of the proceeds of the Loans made to it (a) for the purpose of repaying the Mortgage Notes of such Borrower and consummating the Existing Subsidiary Credit Agreement Restructuring, and (b) for working capital and other general corporate purposes, including, without limitation, to finance permitted acquisitions (including the NME Acquisition) and Investments.

               Section 5.  CONDITIONS PRECEDENT.

               5.1 CONDITIONS PRECEDENT TO INITIAL LOANS. The obligation of each Lender to make its Loans, if any, on the Closing Date and consummate the Existing Subsidiary Credit Agreement Restructuring, and the obligation of each L/C Bank to issue any Subsidiary Letter of Credit (including, without limitation, the Existing Subsidiary Letters of Credit deemed to be issued hereunder as of the Closing Date) on the Closing Date, is subject to the satisfaction of the following conditions precedent prior to, on or contemporaneously with the Closing Date:

               (a) NOTES. The Agent shall have received, for the account of each Lender, the Subsidiary Increased Commitment Note and the Notes of such Lender, in each case duly completed, executed and delivered by an authorized officer of each Borrower.

               (b) GUARANTIES. Each Wholly-Owned Restricted Subsidiary (other than Excludable Foreign Subsidiaries) shall have duly completed, executed and delivered to the Agent for the benefit of the Lenders a guaranty (as hereafter amended, restated, varied, supplemented or modified from time to time, the "Subsidiary Guaranty") of the Obligations, substantially in the form of Exhibit C to the Company Credit Agreement and amending and restating the guaranty provided by certain of such Restricted Subsidiaries pursuant to the Existing Company Credit Agreement, and the same shall be in full force and effect. The Company shall have executed and delivered the Company Guaranty and the same shall be in full force and effect.

               (c) STOCK AND NOTES PLEDGES. The Company shall have executed and delivered to the Collateral Agent for the benefit of the Lenders a pledge agreement (as hereafter amended, restated, varied, supplemented or modified from time to time, the "Company Stock and Notes Pledge"), substantially in the form of Exhibit D-1 to the Company Credit Agreement and amending and restating the stock and notes pledge delivered by the Company pursuant to the Existing Credit Agreements, and each Domestic Wholly-Owned Restricted Subsidiary shall have executed and delivered to the Collateral Agent for the benefit of the Lenders a Subsidiary Stock and Notes Pledge, substantially in the form of Exhibit D-2 to the Company Credit Agreement and amending and restating the stock and notes pledge delivered by such Restricted Subsidiaries pursuant to the Existing Credit Agreements, pursuant to which each of the Company and such Restricted Subsidiaries pledges, as security for the Obligations: (i) all of the issued and outstanding shares of capital stock or equivalent interests from time to time owned by it of present and future Domestic Subsidiaries (other than hereafter created Domestic Subsidiaries that are not Significant Subsidiaries), (ii) all of the intercompany notes of any direct or indirect Subsidiary of the Company (other than Excludable Foreign Subsidiaries) now or hereafter held by it, and (iii) to the extent permitted by applicable law, all of the outstanding capital stock or equivalent interests owned by it of present and future Foreign Subsidiaries (other than hereafter created Foreign Subsidiaries that are not Significant Subsidiaries); PROVIDED that in no event shall the Company or any such Restricted Subsidiary be required to pledge more than 65% of all of the outstanding capital stock or equivalent interests of any Foreign Subsidiary that is an Excludable Foreign Subsidiary. Each of the Stock and Notes Pledges shall be in full force and effect and each pledgor under each of the Stock and Notes Pledges shall have duly delivered to the Collateral Agent in pledge under such Stock and Notes Pledge, for the benefit of the Lenders
(A) share certificates representing all of the shares of capital stock pledged thereunder, together with undated stock powers therefor duly executed in blank by such pledgor, and (B) all of the intercompany notes pledged thereunder, together with undated instruments of assignment thereof duly executed in blank by such pledgor.

               (d) PLEDGE AND SECURITY AGREEMENTS. The Company shall have executed and delivered to the Collateral Agent for the benefit of the Lenders
(i) a pledge and security agreement (as hereafter amended, restated, varied, supplemented or modified from time to time, the "Company Pledge and Security Agreement") substantially in the form of Exhibit E-1 to the Company Credit Agreement, and (ii) a pledge and security agreement (as hereafter amended, restated, varied, supplemented or modified from time to time, the "Company Pledge and Security Agreement (ESOP)") substantially in the form of Exhibit E-2 to the Company Credit Agreement and amending and restating the pledge and security agreement delivered by the Company pursuant to the Existing Credit Agreements. Each Finance Company shall have executed and delivered to the Collateral Agent for the benefit of the Lenders a pledge and security agreement (as hereafter amended, restated, varied, supplemented or modified from time to time, collectively, the "FINCO Pledge and Security Agreements") substantially in the form of Exhibit F to the Company Credit Agreement and amending and restating the pledge and security agreements delivered by the Finance Companies pursuant to the Existing Credit Agreements. Each Domestic Wholly-Owned Restricted Subsidiary shall have executed and delivered to the Collateral Agent for the benefit of the Lenders a Subsidiary Pledge and Security Agreement substantially in the form of Exhibit G to the Company Credit Agreement and amending and restating the pledge and security agreement delivered by such Restricted Subsidiaries pursuant to the Existing Credit Agreements. Each of the Pledge and Security Agreements shall be in full force and effect and the Company and each Domestic Wholly-Owned Restricted Subsidiary shall have duly delivered to the Collateral Agent in pledge under the Pledge and Security Agreements, for the benefit of the Lenders, all instruments and other documents evidencing collateral in which a Lien is created thereunder to the extent necessary to perfect such security interest, together with undated stock powers or instruments of assignment thereof duly executed in blank by the Company or the relevant Domestic Wholly-Owned Restricted Subsidiary.

               (e)  SUBSIDIARY COLLATERAL ACCOUNTS ASSIGNMENT AGREEMENT.
The Agent, on behalf of the Lenders, and each Borrower shall have executed and delivered a collateral accounts assignment agreement (as hereafter amended, restated, varied, supplemented or modified from time to time, the "Subsidiary Collateral Accounts Assignment Agreement"), substantially in the form of Exhibit C hereto, and the same shall be in full force and effect.

               (f) MORTGAGE DOCUMENTS. The applicable Mortgagors shall have duly executed and delivered to the Collateral Agent for the benefit of the Lenders such mortgages, mortgage consolidations and other documents (collectively, the "Mortgage Documents") as the Collateral Agent or the Lenders deem necessary or desirable to fully perfect the Liens granted pursuant to the Mortgages as security for the Obligations; the Mortgage Documents shall be in full force and effect; the Mortgage Documents shall have been filed in such places as the Collateral Agent or the Lenders deem necessary or desirable for such perfection; and all taxes, fees and expenses payable in connection with the execution and delivery of the Mortgage Documents and such filings shall have been paid by the Company and the Mortgagors.

               (g) COMPANY CREDIT AGREEMENT. The Company, the Agent, the Co-Agent and the Lenders shall have executed and delivered the Company Credit Agreement and the same shall be in full force and effect. Each of the conditions precedent specified in the Company Credit Agreement to the Existing Company Credit Agreement Restructuring shall have occurred to the reasonable satisfaction of the Lenders; and the Existing Company Credit Agreement Restructuring shall occur simultaneously with the making of the initial Loans.

               (h) OFFICERS' CERTIFICATES. The Agent shall have received (with a copy for each of the Lenders) (i) a certificate of the Secretary or an Assistant Secretary of each of the Borrowers certifying the names and true signatures of the officers of such corporation authorized to sign the Credit Documents to which it is a party and the other documents to be delivered thereunder, and (ii) a certificate of the chief executive officer, chief financial officer, any vice president or treasurer of each of the Borrowers certifying that the conditions set forth in Section 5.2(a) and (b) are satisfied as of the Closing Date, in each case in form and substance satisfactory to the Lenders.

               (i) OPINIONS OF THE BORROWERS' COUNSEL. The Agent shall have received (with a copy for each of the Lenders) a favorable opinion of (i) King & Spalding, counsel for the Borrowers, in substantially the form of Exhibit J-1 to the Company Credit Agreement, and (ii) such local counsels of the Company and its Restricted Subsidiaries reasonably acceptable to the Lenders addressing such matters pertaining to the Wholly-Owned Foreign Restricted Subsidiaries as any Lender may reasonably request, in each case in form and substance reasonably satisfactory to the Lenders.

               (j) OPINION OF AGENT'S COUNSEL. The Agent shall have received (with a copy for each of the Lenders) an opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel for the Agent, substantially in the form of Exhibit J-2 to the Company Credit Agreement.

               (k) APPROVALS. The Agent shall have received (with copies for each of the Lenders) copies of all material orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations, exemptions and notices of, by or to any governmental or public body or authority, domestic or foreign, or any subdivision thereof, or any other Person or group of Persons requested by the Lenders, in each case which are required to be obtained on or prior to the Closing Date to authorize, or are required in connection with (i) the execution, delivery or performance of any Transaction Document to which a Credit Party is a party (other than the performance of the NME Purchase Agreement), or consummation of any of the Transactions (other than the NME Acquisition), or (ii) the legality, validity, binding effect or enforceability of any Transaction Document to which a Credit Party is a party.

               (l) ENVIRONMENTAL REPORTS. The Lenders shall have received copies of environmental reports that are in form and substance reasonably satisfactory to the Lenders in respect of the Facilities and the other real property to be acquired by the Company and its Subsidiaries pursuant to the NME Purchase Agreement and all other Facilities and other real property acquired by the Company or any of its Subsidiaries since July 22, 1992, and updated reports and assessments, as may be reasonably determined by the Agent to be necessary based on responses to environmental questionnaires completed by or for the Company or its Subsidiaries, of the most recently delivered environmental reports in respect of other Facilities and real property of the Company and its Subsidiaries, in each case prepared, at the cost and expense of the Company, by a Person designated by the Company that is reasonably acceptable to the Required Lenders.

               (m) SECURITY INTERESTS. The Lenders shall be reasonably satisfied that the Security Documents create or will create, upon the completion of the filings of the Security Documents, financing statements and other instruments tendered for filing, as security for the Obligations (including, without limitation, the Subsidiary Obligations), a valid and enforceable perfected security interest in and Lien on all of the Collateral (other than the collateral assignments of mortgages securing pledged intercompany notes, Collateral covered by the Subsidiary Pledge and Security Agreement which is located in the State of Tennessee, and Collateral covered by the Subsidiary Pledge and Security Agreement to the extent such Collateral is not covered by Article 9 of the Uniform Commercial Code as in effect in the relevant jurisdiction) in favor of the Collateral Agent for the benefit of the Lenders, superior and prior to the rights of all other Persons therein (as provided in the Uniform Commercial Code) and subject to no other Liens other than Liens permitted hereby. The Security Documents, or financing statements or other instruments with respect thereto, as may be necessary, shall have been duly filed or recorded (or tendered for filing or recording) in such manner and in such places as are required by law to establish, perfect, preserve and protect the security interests and Liens (other than (i) the collateral assignment of mortgages securing pledged intercompany notes and (ii) Collateral covered by the Subsidiary Pledge and Security Agreement which is located in the State of Tennessee) in favor of the Collateral Agent for the benefit of the Lenders, granted pursuant to such Security Documents, and all taxes, fees and other charges payable in connection therewith due on or prior to the Closing Date shall have been paid in full.

               (n) MATERIAL EVENTS. No event, action or proceeding shall have occurred or condition shall have arisen and continue to exist since September 30, 1993 with respect to any Credit Party, any Transaction Document or any of the Transaction which the Agent, the Co-Agent or any Lender has reasonably determined could have a Material Adverse Effect.

               (o)  INTEREST; FEES; EXISTING LOANS, ETC.

               (i) The Agent and the Lenders shall have received payment in full of all fees and Commitment Commissions referred to in Section 3.1 of the Company Credit Agreement which are payable on or prior to the Closing Date, and all reasonable costs and expenses payable on the Closing Date by the Company pursuant to Section 12.1 of the Company Credit Agreement (including, without limitation, all reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom, special counsel to the Agent and the Lenders, for which the Company has received an invoice at least two Business Days prior to the Closing Date) shall have been paid.

               (ii) Each Existing Lender shall have executed and delivered the Master Transfer Supplement or the Existing Loans of such Existing Lenders shall have been paid in full by the applicable Borrowers; and the Agent shall have received from the applicable Borrowers, for the account of the Existing Lenders, all accrued and unpaid interest and fees as of the Closing Date on the Existing Loans, the Existing Commitments and the Existing Subsidiary Letters of Credit, and the Company, the Borrowers and BTCo shall have agreed in writing to the fees and other amounts to be payable to BTCo in respect of the Existing Subsidiary Letters of Credit from and after the Closing Date.

               (p) CERTAIN DEBT REPAYMENTS. The Mortgage Notes and all obligations of the Borrowers thereunder or in respect thereof (other than indemnities and costs and expenses accruing thereunder after the Closing Date) shall be paid in full or payment in full shall have been provided for in accordance with the terms thereof or otherwise in a manner reasonably satisfactory to the Lenders, and all Liens securing the Mortgage Notes shall have been released (or arrangements providing for such release shall have been made) to the satisfaction of the Agent. In addition, the Existing Participation Agreements shall have been terminated.

               (q) CORPORATE PROCEEDINGS. All corporate, partnership and legal proceedings and all instruments and agreements (not otherwise attached as Exhibits hereto or to the Company Credit Agreement) in connection with the transactions contemplated by this Agreement, the other Credit Documents and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Lenders, and the Agent shall have received (with copies for each of the Lenders) all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which any Lender may have reasonably requested in connection therewith.

               (r) SYNDICATION MARKET. There shall have been no material adverse change after the date hereof to the syndication market for non-investment grade revolving credit loan facilities of a similar duration and nature as the facilities set forth herein and in the Company Credit Agreement, and there shall not have occurred and be continuing a disruption of, or an adverse change in financial, banking or capital markets that would have a material adverse effect on such syndication market, in each case as determined by the Agent in its sole discretion.

               5.2 CONDITIONS PRECEDENT TO EACH LOAN. The obligation of each Lender to make any Loan (including the obligation of any Continuing Lender to convert all or any portion, as the case may be, of its Existing Loans) or consummate the Existing Subsidiary Credit Agreement Restructuring, and the obligation of each L/C Bank to issue (or renew or extend pursuant to Section 2.1) any Subsidiary Letter of Credit (including, without limitation, the Loans to be made and Subsidiary Letters of Credit to be issued on the Closing Date) is subject to its having received a copy of the Notice of Borrowing in respect of such Loan or a Subsidiary Letter of Credit Request for such Subsidiary Letter of Credit, as the case may be, in accordance with the terms hereof and the satisfaction of the following further conditions precedent:

               (a) REPRESENTATIONS AND WARRANTIES TRUE; NO DEFAULT. On the date of such Loan and/or the consummation of the Existing Subsidiary Credit Agreement Restructuring, as the case may be, both before and after giving effect thereto and, in the case of the making of a Loan, to the application of the proceeds thereof, or on the date of the issuance of such Subsidiary Letter of Credit, as the case may be, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or the Subsidiary Letter of Credit Request, as the case may be, (and, in the case of the consummation of the Existing Subsidiary Credit Agreement Restructuring, the execution and delivery by the Borrowers of the Notes) shall constitute a representation and warranty by such Borrower that on the date of such Loan, consummation of the Existing Subsidiary Credit Agreement Restructuring, or issuance of such Subsidiary Letter of Credit, as the case may be, both before and after giving effect thereto and, in the case of a Loan, to the application of the proceeds thereof, such statements are true):

               (i) the representations and warranties contained in Section 6 hereof and Section 6 of the Company Credit Agreement are true and correct on and as of the date of such Loan, consummation of the Existing Subsidiary Credit Agreement Restructuring or issuance of such Subsidiary Letter of Credit, as the case may be, as though made on and as of such date except for representations and warranties relating to a particular point in time; and

               (ii) no event has occurred and is continuing or condition exists, or would result from such Loan or the application of the proceeds thereof, the consummation of the Existing Subsidiary Credit Agreement Restructuring or the issuance of such Subsidiary Letter of Credit, as the case may be, which constitutes an Event of Default or a Default;

               (b) MATERIAL EVENTS. No event, action or proceeding shall have occurred or condition shall exist with respect to the Company, any of its Subsidiaries, any Credit Document, any transaction contemplated thereby or any Facility of the Company or any of its Subsidiaries (including, without limitation, any such Facility acquired or proposed to be acquired from NME) which the Agent, the Co-Agent or the Required Lenders reasonably determines is likely to have a Material Adverse Effect;

               (c) LITIGATION, APPROVALS, ETC. On the date of such Loan, consummation of the Existing Subsidiary Credit Agreement or the issuance of such Subsidiary Letter of Credit, as the case may be, the existence of the litigation set forth on any supplement to Schedule 6.5 or Schedule 6.17 of the Company Credit Agreement and the absence of approvals set forth on any supplement to Schedule 6.7 of the Company Credit Agreement in the reasonable determination of the Agent, the Co-Agent or the Required Lenders would not have a Material Adverse Effect;

               (d) COMPANY CREDIT AGREEMENT. The Company Credit Agreement shall be in full force and effect;

               (e) DOCUMENTATION WITH RESPECT TO SUBSIDIARY LETTERS OF CREDIT. In the case of the issuance of any Subsidiary Letter of Credit that will provide credit enhancement for obligations of a Borrower or any of its Subsidiaries incurred in connection with any acquisition, construction or mortgage financing or a Sale/Leaseback Transaction, all documentation in respect of the issuance of such Subsidiary Letter of Credit and the making and honoring of drawings thereunder shall be in form and substance satisfactory to the Agent and the applicable L/C Bank; and

               (f) OTHER. The Lenders making Loans, participating in the Existing Subsidiary Credit Agreement Restructuring or issuing Subsidiary Letters of Credit on such date shall have received such other documents as they may reasonably request.

               5.3 CONDITIONS PRECEDENT TO INITIAL LOANS TO SUPPLEMENTAL BORROWERS. The obligation of each Lender to make any Loan to, and each L/C Bank to issue any Subsidiary Letter of Credit for the account of, a Supplemental Borrower is subject to such Supplemental Borrower having delivered a Note to each Lender in a principal amount equal to such Lender's Commitment hereunder and a supplement, in the form of Exhibit F hereto (a "Supplement"), to the Agent, in each case executed by such Supplemental Borrower.

               Section 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Lenders to enter into this Agreement and to make available the credit facilities contemplated hereby, each Borrower makes the following representations, warranties and agreements, each of which shall survive the execution and delivery of this Agreement and the Notes and the making of the
Loans:

               6.1 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each Borrower and its Subsidiaries (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged, (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation or partnership, as the case may be, in every jurisdiction in which the failure to so qualify would have a Material Adverse Effect, and (iv) is in full compliance with its certificate or articles of incorporation and by-laws or other organizational or governing documents and all laws, regulations, orders, writs, judgments, decrees, determinations or awards, except to the extent that the failure to comply therewith would not have a Material Adverse Effect.

               6.2 POWER; AUTHORITY; NO VIOLATION. The execution, delivery and performance by each of the Credit Parties of the Credit Documents and other Transaction

Documents to which it is a party and the consummation of the Transactions are within such Credit Party's corporate or partnership powers, as the case may be, have been (or, in the case of the consummation of all or any portion of any Transaction, will be by the time all or such portion of such Transaction is consummated) duly authorized by all necessary corporate, partnership or other action, and do not and will not contravene (i) the certificate or articles of incorporation or by-laws or other organizational or governing documents of any Credit Party or (ii) any law, regulation, order, writ, judgment, decree, determination or award currently in effect or any contractual restriction binding on or affecting any Credit Party, except where such contravention would not have a Material Adverse Effect, or (iii) any franchise, license, permit, certificate, authorization, qualification, accreditation or other right, consent or approval referred to in Section 6.21 of the Company Credit Agreement, except where such contravention would not have a Material Adverse Effect and, except as set forth on Schedule 6.2 to the Company Credit Agreement, do not and will not conflict or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which any Credit Party is a party or by which it or any of its properties or assets is bound or to which it may be subject, except to the extent such conflict, breach, default or creation or imposition would not have a Material Adverse Effect.

               6.3 BINDING EFFECT. Each of the Credit Parties has duly executed and delivered each Credit Document and other Transaction Document to which it is a party. Each such Credit Document and other Transaction Document is in full force and effect and constitutes the legal, valid and binding obligation of each Credit Party thereto, enforceable against each such Credit Party in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of wheth-er enforcement is sought in a proceeding in equity or at law).

               6.4 LITIGATION, ETC. Except as set forth on Schedule 6.5 to the Company Credit Agreement, to the knowledge of each of the Borrowers, there is no pending or threatened action, proceeding or investigation before any court, governmental agency or arbitrator (a) affecting any Credit Party which could be reasonably expected to be adversely determined against such Credit Party and, if so determined, would have a Material Adverse Effect, or (b) with respect to this Agreement, any other Credit Document or Transaction Document or any of the Transactions.

               6.5 USE OF PROCEEDS. All proceeds of the Loans will be used only in accordance with Sections 2.3 and 4.5. No part of the proceeds of any Loan will be used by the Borrowers or others to purchase or carry any Margin Stock in violation of Regulations G, U, T or X of the Board of Governors of the Federal Reserve System.

               6.6 APPROVALS, ETC. To the knowledge of each of the Borrowers, except (i) such as have been duly obtained, made or given and are in full force and effect, (ii) as fully disclosed on Schedule 6.7 to the Company Credit Agreement, and (iii) in the case of the performance or consummation of all or any portion of the NME Purchase Agreement and the NME Acquisition, respectively, such as will be duly obtained, made or given and be in full force and effect at the time of such performance or consummation, as applicable, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or notice to or exemption by any governmental or public body or authority, domestic or foreign, or any subdivision thereof, or any other Person or group of Persons is required to authorize, or is required in connection with (a) the execution, delivery or performance of any Credit Document or any other Transaction Document or the consummation of any of the Transactions; or (b) the legality, validity, binding effect or enforceability of any Credit Document or other Transaction Document to which a Credit Party is a party.

               6.7 SECURITY INTERESTS. (a) The Security Documents create or will create, upon proper filings and recordings of the Security Documents, financing statements and other instruments tendered for filing, as security for the Obligations (including, without limitation, the obligations of the Company under the Credit Documents), a valid and enforceable perfected security interest in and Lien on all of the Collateral (other than the collateral assignments of mortgages securing pledged intercompany notes and other than Collateral covered by the Subsidiary Pledge and Security Agreement to the extent such Collateral is not covered by Article 9 of the Uniform Commercial Code as in effect in the relevant jurisdiction or is located in the State of Tennessee) in favor of the Collateral Agent for the benefit of the Lenders, superior to and prior to the rights of all other Persons therein (as provided in the Uniform Commercial
Code) and subject to no other Liens other than Liens permitted hereby. The respective pledgor or assignor, as the case may be, has good and marketable title to all Collateral free and clear of all Liens other than Liens permitted hereby. The Security Documents or financing statements or other instruments with respect thereto, as may be necessary, have been duly filed or recorded (or tendered for filing or recording) in such manner and in such places as are required by law to establish, perfect, preserve and protect the security interests and Liens, in favor of the Collateral Agent for the benefit of the Lenders, granted pursuant to such Security Documents and all taxes, fees and charges payable in connection therewith shall have been paid in full when due (other than the recording of any collateral assignment of mortgage pursuant to the FINCO Pledge and Security Agreements and other than Collateral covered by the Subsidiary Pledge and Security Agreement to the extent such Collateral is not covered by Article 9 of the Uniform Commercial Code as in effect in the relevant jurisdiction or is located in the State of Tennessee).

               6.8 TAXES. Each of the Borrowers and its Subsidiaries has filed all material tax returns required to be filed by it and all such tax returns are true, correct and complete in all material respects. Each of the Borrowers and its Subsidiaries has paid all taxes, assessments and other charges which have become due, other than those not yet delinquent and except for those contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP have been provided and other than those which individually or in the aggregate would not have a Material Adverse Effect. No tax liens have been filed (except with respect to real property taxes not yet due) and no claims or assessments are being asserted with respect to any such taxes, assessments or other charges, other than liens, claims or assessments which individually or in the aggregate would not have a Material Adverse Effect.

               6.9 INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. None of the Borrowers nor any of their respective Subsidiaries is (a) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict its ability to borrow money.

               6.10  NO DEFAULT UNDER OTHER AGREEMENTS.  None of the
Borrowers nor any of their respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which would have a Material Adverse Effect. On and as of the Closing Date and prior to giving effect to the consummation of the Transactions, no Default or Event of Default under and as defined in the Existing Credit Agreements has occurred and is continuing.

               6.11 REFINANCED INDEBTEDNESS. The Mortgage Notes and accrued and unpaid interest thereon and fees in respect thereof have been paid in full or provision for such payment has been made such that, in accordance with the express provisions of the instruments governing the same, the Borrowers have been released from all liability and contractual obligations with respect thereto (other than indemnifications contained therein which survive the payment in full of all Indebtedness evidenced thereby), and any and all Liens securing the Mortgage Notes have been effectively released or arrangements for such release promptly after the Closing Date have been made.

               6.12 MEDICARE REIMBURSEMENT. After giving effect to the consummation of the transactions contem-plated by the Credit Documents and the other Transaction Documents, the Borrowers and their respective Subsidiaries that participate in the Medicare program shall be entitled to Medicare reimbursement in respect of interest expense on the Loans and other Indebtedness incurred by the Borrowers and their respective Subsidiaries under the Credit Documents and the other Transaction Documents or such lesser amount of such interest expense as would not have a Material Adverse Effect.

               Section 7. CERTAIN COVENANTS. Each Borrower covenants and agrees that until the Total Commitment has terminated and all Obligations of such Borrower have been paid in full:

               7.1 INFORMATION COVENANT. (a) Upon any redemption, cancellation or defeasance of any or all of a series of Variable Rate Notes or any conversion of the interest rate under a series of Variable Rate Notes to a fixed interest rate, the Borrower that is a party to the Variable Rate Documents relating to such series of Variable Rate Notes shall, or shall use its best efforts to cause the trustee for the holders of such series of Variable Rate Notes to, furnish to the L/C Bank which issued a Subsidiary Letter of Credit in direct or indirect support of such series of Variable Rate
Notes: (i) in the case of any such redemption, cancellation or defeasance, a notice of the reduction in the available credit under the Subsidiary Letter of Credit issued in direct or indirect support of such series of Variable Rate Notes, and (ii) in the case of any such conversion, a notice of conversion stating that, upon such conversion, the Subsidiary Letter of Credit directly or indirectly supporting such Variable Rate Notes shall terminate.

               (b) In the event that any series of Variable Rate Notes has been put to the remarketing agent therefor and such Variable Rate Notes have not been successfully remarketed on the first day of such agent's remarketing effort, the Borrower that is a party to the Variable Rate Notes Documents relating to such series of Variable Rate Notes shall promptly notify the Agent and the L/C Bank which issued a Subsidiary Letter of Credit in direct or indirect support of such series of Variable Rate Notes of such occurrence; PROVIDED that such obligation shall apply only so long as such Borrower is entitled to receive notice of such an occurrence, and shall have received such notice from the applicable remarketing agent or shall otherwise have actual knowledge thereof.

               (c) Each Borrower will promptly furnish to each Lender such other information or documents (financial or otherwise) as any Lender may, through the Agent, reasonably request from time to time, but not confidential patient information or other information required by applicable law to be kept confidential.

               7.2 AFFIRMATIVE COVENANTS CONCERNING VARIABLE RATE NOTE DOCUMENTS. Each Borrower shall cause all Variable Rate Notes that the Company, such Borrower or any of their respective Subsidiaries acquires to be registered in the name of the Company, such Borrower or such Subsidiary, as the case may be, in accordance with the indenture pursuant to which such Variable Rate Notes were issued.

               7.3 AMENDMENTS, ETC. TO VARIABLE RATE NOTES DOCUMENTS. So long as a drawing is available under any Subsidiary Letter of Credit issued in direct or indirect support of any series of Variable Rate Notes, no Borrower shall, without the prior written consent of the Required Lenders, enter into or consent to any material amendment or other modification of any Variable Rate Notes Documents relating to such Variable Rate Notes (including, without limitation, any such amendment or other modification that would adversely affect any Lender); PROVIDED that the Borrowers may convert the interest rates and/or principal amortization applicable to such Variable Rate Notes in accordance with Section 8.7(e) of the Company Credit Agreement and in accordance with the terms of such Variable Rate Notes Documents without the prior written consent of the Required Lenders.

               Section 8.  COMPANY CREDIT AGREEMENT COVENANTS.  Each
Borrower covenants and agrees that, until the Total Commitment has terminated and all Obligations have been paid in full, it shall, and shall cause each of its Subsidiaries to, comply with the covenants set forth in Sections 7 and 8 of the Company Credit Agreement (subject to all standards of materiality and reasonableness set forth therein) to the extent such covenants apply to actions, obligations and restrictions applicable to such Borrower or any of such Subsidiaries and will not engage in any activities which would cause a breach or violation of any such covenant. For purposes of compliance with this Section 8, defined terms used in Sections 7 and 8 of the Company Credit Agreement shall have the meanings ascribed to such terms in the Company Credit Agreement.

               Section 9. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each an "Event of Default"):

               9.1 PAYMENTS. Any Borrower shall default in the payment (a) when due of any principal of any Loan, (b) within two Business Days of when due, of any reimbursement obligation in respect of the honoring of any drawing under any Subsidiary Letter of Credit, any interest on any principal of any Loans or any Subsidiary Letter of Credit commission, or (c) of any other fees or amounts owing of any nature whatsoever owing by the Borrowers or any other Credit Party hereunder or under any other Credit Document (other than those referred to in the preceding clauses (a) and (b)) which is not paid by such Borrower or such Credit Party within 15 Business Days after the receipt by such Borrower or such Credit Party of a written demand thereof from any Lender; or

               9.2 REPRESENTATIONS, ETC. Any representation, warranty or statement made or deemed made by any Borrower or any other Credit Party or any of their respective officers herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

               9.3 COVENANTS. Without limitation in any respect on the occurrence of an Event of Default pursuant to Section 9.7, a Borrower shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.1 and 9.2) contained in this Agreement or any other Credit Document (other than those referred to in Section 9.6) to which it is a party and such default shall continue unremedied for a period of 30 days after the earlier of (i) an executive officer of the Company obtaining actual knowledge thereof and (ii) written notice thereof to the Company by the Agent or any Lender; or

               9.4 DEFAULT UNDER OTHER AGREEMENTS. Any Borrower or any of its Subsidiaries shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness, in an individual outstanding principal amount of $12,500,000 or more or items of Indebtedness having an aggregate outstanding principal amount of $30,000,000 or more, of such Borrower or any of its Subsidiaries or such Borrower or such Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Indebtedness or any other event shall occur or condition shall exist if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its stated maturity or any such Indebtedness shall become due and payable prior to its stated maturity;

               9.5 BANKRUPTCY, ETC. Any Borrower shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against any Borrower and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of any Borrower, or any Borrower commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Borrower, or there is commenced against any Borrower any such proceeding which remains undismissed for a period of 60 days, or any Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Borrower makes a general assignment for the benefit of creditors; or any Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Borrower shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Borrower shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action shall be taken by any Borrower for the purpose of effecting any of the foregoing; or


               9.6 SECURITY DOCUMENTS; SUBSIDIARY GUARANTY. (a) The Subsidiary Guaranty, Company Guaranty or any Security Document shall for any reason cease to be in full force and effect, or the Security Documents shall cease to give the Collateral Agent for the benefit of the Lenders, the Liens, rights, powers and privileges created thereby (including, without limitation, with respect to the Security Documents (other than the FINCO Pledge and Security Agreements in accordance with the terms thereof), a perfected security interest in, and Lien on, all of the Collateral in favor of the Collateral Agent for the benefit of the Lenders, to the extent contemplated therein), (b) any Credit Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guaranty, the Company Guaranty or any Security Document and such default shall continue for a period of 30 days following the earlier of (i) the date on which an executive officer of the Company obtains actual knowledge thereof and (ii) the date on which the Agent or any Lender gives notice to the Company of the existence of such default or (c) any Credit Party shall contest in any manner that the Subsidiary Guaranty, Company Guaranty or any Security Document to which it is a party constitutes its valid and enforceable agreement or any Credit Party shall assert in any manner that it has no further obligation or liability under the Subsidiary Guaranty, Company Guaranty or Security Document to which it is a party; PROVIDED, that to the extent any Credit Party has been released from the Subsidiary Guaranty, Company Guaranty or any Security Document the foregoing will not constitute an Event of Default to the extent the same relates to such Credit Party and such agreement; or

               9.7 COMPANY CREDIT AGREEMENT. An Event of Default (under and as defined in the Company Credit Agreement) shall have occurred; or

               9.8 JUDGMENTS. One or more judgments or orders for the payment of money (to the extent not covered by insurance) in an amount in excess of $7,500,000, individually or in the aggregate, shall be rendered against a Borrower or any of its Subsidiaries and such judgment(s) or order(s) shall continue undischarged for a period of 30 days during which execution shall not be effectively stayed, bonded or deferred (whether by action of a court, by agreement or otherwise);

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent may, and, upon the written request of the Required Lenders, shall, by written notice to the Borrowers (or to the Company, for the benefit of the Borrowers), take any or all of the following actions, without prejudice to the rights of the Agent, the Co-Agent, the Collateral Agent, any Lender, or the holder of any Note to enforce its claims against the Borrowers or any other Credit Party (provided, that, if an Event of Default specified in Section 9.5 shall occur with respect to any Borrower or any other Credit Party, the result which would occur upon the giving of written notice by the Agent to the Borrowers or the Company as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and all accrued fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans PLUS an amount equal to the maximum amount which would be available at any time to be drawn under all Subsidiary Letters of Credit then outstanding (whether or not any beneficiary under any Subsidiary Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Subsidiary Letter of Credit), and all obligations owing hereunder and under the other Credit Documents, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) exercise any rights or remedies in its capacity as Collateral Agent under the Security Documents. So long as any Subsidiary Letter of Credit shall remain outstanding, any amounts described in clause (ii) above with respect to Subsidiary Letters of Credit, when received by the Agent shall be deposited in the Subsidiary L/C Cash Collateral Account as cash collateral for the obligations of the Borrowers under Section 2 in the event of any drawing under a Subsidiary Letter of Credit, and upon drawing under any outstanding Subsidiary Letter of Credit in respect of which the Agent has deposited in the Subsidiary L/C Cash Collateral Account any amounts described in clause (ii) above, the Agent shall pay such amounts held in the Subsidiary L/C Cash Collateral Account to the L/C Banks to reimburse the L/C Banks for the amount of such drawing.

               Section 10.  DEFINITIONS.

               10.1 CERTAIN DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular:

               "ADJUSTED PERCENTAGE" shall mean (a) at a time when no Lender Default exists, for each Lender such Lender's Percentage and (b) at a time when a Lender Default exists (i) for each Lender that is a Defaulting Lender, zero, and (ii) for each Lender that is a Non-Defaulting Lender, the percentage determined by dividing such Lender's Unrestricted Commitment at such time by the Adjusted Total Commitment at such time, it being understood that all references herein to the Unrestricted Commitments and the Adjusted Total Commitment at a time when the Total Commitment or the Adjusted Total Commitment, as the case may be, has been terminated shall be references to the Unrestricted Commitments or the Adjusted Total Commitment, as the case may be, in effect immediately prior to such termination; PROVIDED that (A) no Lender's Adjusted Percentage shall change upon the occurrence of a Lender Default from that in effect immediately prior to such Lender Default if after giving effect to such Lender Default, and any repayment of the Loans at such time pursuant to Section 4.2(a) or otherwise, the sum of (1) the aggregate outstanding principal amount of the Loans made by all the Non-Defaulting Lenders, (2) the aggregate amount of Company Credit Extensions of all the Non-Defaulting Lenders, (3) the aggregate Subsidiary Letter of Credit Outstandings, exceed the Adjusted Total Commitment; (B) the changes to the Adjusted Percentage that would have become effective upon the occurrence of a Lender Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Lender Default on which the sum of the amounts described in clauses (1) through (3) of such clause (A) is equal to or less than the Adjusted Total Commitment; and (C) if (1) a Non-Defaulting Lender's Adjusted Percentage is changed pursuant to the preceding clause (B), and (2) any repayment of such Lender's Loans or Company Loans, any reimbursement of any honoring of any drawings with respect to Subsidiary Letters of Credit or Letters of Credit, in each case that were made by the Company or any other Credit Party during the period commencing after the date of the relevant Lender Default and ending on the date of such change to its Adjusted Percentage, must be returned or paid to the Company, a Borrower, any other Credit Party or any other Person as a preferential or similar payment in any bankruptcy or similar proceeding of the Company, such Borrower, or any other Credit Party then the change to such Non-Defaulting Lender's Adjusted Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted Percentage if
(x) such repayments or reimbursements had not been made, and (y) the maximum change of its Adjusted Percentage would have resulted in the sum of the outstanding principal amount of Loans and Revolving Loans made by such Lender plus such Lender's new Adjusted Percentage of the outstanding principal amount of Swingline Borrowings, Subsidiary Letter of Credit Outstandings and Letter of Credit Outstandings equalling such Lender's Commitment at such time.

               "ADJUSTED TOTAL COMMITMENT" shall mean, at any time, the sum of each Non-Defaulting Lenders' Unrestricted Commitment at such time.

               "AGENT" shall have the meaning provided in the first paragraph of this Agreement.

               "AGREEMENT" shall mean this Second Amended and Restated
Credit Agreement as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

               "APPLICABLE MARGIN" shall have the meaning provided in
Section 1.8(c).

               "BASE RATE LOANS" shall mean Loans bearing interest at the rates provided in Section 1.8(a).

               "BORROWER" and "BORROWERS" shall mean each of the entities identified as a Borrower in the first paragraph of this Agreement and each Supplemental Borrower which becomes a party hereto in accordance with Section 12.12(c) hereof.

               "BORROWING" shall mean the incurrence by one or more Borrowers of one Type of Loan from all of the Lenders on a given date (or resulting from conversions or continuations on a given date), having in the case of Eurodollar Loans, the same Interest Period (except as otherwise provided in Section 1.10).

               "BTCo" shall mean Bankers Trust Company in its individual capacity, and not in its capacity as Agent.

               "CLOSING DATE" shall mean the date of the initial Borrowing hereunder, which date shall be between and including May 2, 1994 and September 30, 1994, unless otherwise consented to by the Required Lenders.

               "CO-AGENT" shall have the meaning provided in Section 11.1.

               "COLLATERAL AGENT" shall have the meaning provided in
Section 11.1.

               "COMMITMENT" shall mean, at any time for any Lender to the Borrowers, the amount set forth opposite such Lender's name on Annex II hereto under the heading "Commitment," as such amount may be reduced from time to time pursuant to the terms of this Agreement.

               "COMPANY" shall mean Charter Medical Corporation, a Delaware corporation.

               "COMPANY BORROWING" shall mean a "Borrowing" under and as defined in the Company Credit Agreement.

               "COMPANY CREDIT AGREEMENT" shall mean the Second Amended and Restated Credit Agreement, substantially in the form of Exhibit E hereto, entered into between the Company, the Lenders and BTCo, as agent for the Lenders, as such agreement may be amended, supplemented or otherwise modified from time to time.

               "COMPANY CREDIT EXTENSIONS" shall mean, at any time, with respect to any Lender, the sum of (a) the then aggregate outstanding principal amount of Revolving Loans made by such Lender, and (b) the product of (i) such Lender's Adjusted Percentage (as defined in the Company Credit Agreement), and
(ii) the sum of (A) the Letter of Credit Outstandings at such time, and (B) the then outstanding aggregate principal amount of Swingline Borrowings pursuant to Section 1.4(b) of the Company Credit Agreement (without duplication of Revolving Loans made by the Lenders to reimburse a Swingline Borrowing pursuant to Section 1.4 of the Company Credit Agreement).

               "COMPANY GUARANTY" shall mean a second amended and restated guaranty agreement, substantially in the form of Exhibit D hereto as such agreement may at any time be amended, restated, varied, supplemented or otherwise modified from time to time in accordance with the terms thereof.

               "COMPANY LOANS" shall mean the loans made from time to time by the Lenders under the Company Credit Agreement.

               "COMPANY PLEDGE AND SECURITY AGREEMENT" shall have the meaning provided in Section 5.1(d), as such agreement may be amended, supplemented or otherwise modified from time to time.

               "COMPANY STOCK AND NOTES PLEDGE" shall have the meaning provided in Section 5.1(c), as such agreement may be amended, supplemented or otherwise modified from time to time.

               "CONTINUING LENDERS" shall mean each Existing Lender with a Commitment under this Agreement (after giving effect to the consummation of the Existing Subsidiary Credit Agreement Restructuring).

               "DEFAULT" shall mean any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

               "EURODOLLAR LOANS" shall mean Loans bearing interest at the rates provided in Section 1.8(b).

               "EURODOLLAR RATE" shall mean, with respect to each Interest Period for a Eurodollar Loan, the rate determined by the Agent to be (a) the offered quotation to first-class banks in the interbank Eurodollar market by the Agent for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the aggregate amount of Eurodollar Loans comprising such Borrowing for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loans, determined as of 10:00 A.M. (New York, New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (b) a percentage equal to 1 MINUS the then average stated maximum rate (stated as a decimal) of all reserve requirements (including without limitation any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

               "EVENT OF DEFAULT" shall have the meaning provided in
Section 9.

               "EXECUTION DATE" shall have the meaning provided in
Section 12.10.

               "EXISTING COMMITMENTS" shall have the meaning provided in the fifth "Whereas" clause to this Agreement.

               "EXISTING LENDERS" shall mean the banking and other financial institutions party to the Existing Subsidiary Credit Agreement.

               "EXISTING LOANS" shall have the meaning provided in
Section 1.1(a).

               "EXISTING NOTES" shall have the meaning provided in
Section 1.1(a).

               "EXISTING SUBSIDIARY CREDIT AGREEMENT" shall mean the Amended and Restated Subsidiary Credit Agreement dated as of July 21, 1992, as amended prior to the Closing Date, among certain Subsidiaries of the Company, the banking and other financial institutions party thereto and BTCo as agent for such institutions.

               "EXISTING SUBSIDIARY CREDIT AGREEMENT RESTRUCTURING" shall have the meaning provided in the fifth "Whereas" clause hereto.

               "EXISTING SUBSIDIARY LETTERS OF CREDIT" means the letters of credit outstanding on the date hereof for the account of certain of the Borrowers that are set forth on Schedule 10.1 to the Company Credit Agreement.

               "FINAL MATURITY DATE" shall mean March 31, 1999.

               "FINCO PLEDGE AND SECURITY AGREEMENTS" shall have the meaning provided in Section 5.1(d).

               "INTEREST PERIOD" shall have the meaning provided in
Section 1.9.

               "INTERIM MATURITY DATE" shall mean, with respect to any Loan outstanding on March 31, 1996 or March 31, 1998, (a) if such Loan is a Base Rate Loan, such date, and (b) if such Loan is a Eurodollar Loan, the last day of the then applicable Interest Period for such Eurodollar Loan.

               "L/C BANK" shall mean BTCo and each other Lender with a Commitment that agrees in writing with the Company and the Agent to issue Subsidiary Letters of Credit from time to time.

               "LENDER" shall have the meaning provided in the first paragraph of this Agreement.

               "LENDING OFFICE" shall mean, for each Lender, the office specified opposite such Lender's name on the signature pages hereof with respect to each Type of Loan, or such other office as such Lender may designate in writing from time to time to the Borrowers and the Agent with respect to such Type of Loan.

               "LOAN" shall have the meaning provided in Section 1.1(b).

               "MORTGAGE NOTES" shall mean the notes of certain Subsidiaries of the Company listed on Schedule 10.1 to the Company Credit Agreement.

               "NEW LENDERS" shall mean each of the Persons listed on Annex III.

               "NON-CONTINUING LENDER" shall mean each Existing Lender which is not a party to this Agreement on and as of the Closing Date.

               "NOTES" shall have the meaning provided in Section 1.5(a).

               "NOTICE OF BORROWING" shall have the meaning provided in
Section 1.3.

               "NOTICE OF CONVERSION" shall have the meaning provided in
Section 1.6.

               "ORIGINAL SUBSIDIARY CREDIT AGREEMENT" shall mean the Credit Agreement dated as of September 1, 1988, as amended prior to July 21, 1992, among the Subsidiaries of the Company party thereto, the banking and other financial institutions party thereto, the Agent, and Wells Fargo Bank, N.A., and Bank of America National Trust and Savings Association, as co-agents.

               "PAYMENT OFFICE" shall mean the office of the Agent located at 280 Park Avenue, New York, New York 10017, or such other office of the Agent as the Agent may hereafter designate in writing as such to the other parties hereto.

               "PERCENTAGE" of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time; PROVIDED that if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

               "PLEDGE AND SECURITY AGREEMENTS" means the FINCO Pledge and Security Agreements and the Subsidiary Pledge and Security Agreement.

               "REPLACED LENDER" shall have the meaning provided in
Section 1.15.

               "REPLACEMENT LENDER" shall have the meaning provided in
Section 1.15.

               "ROLLOVER BORROWING" shall have the meaning provided in
Section 1.16.

               "ROLLOVER LOANS" shall have the meaning provided in
Section 1.16.

               "SUBSIDIARY COLLATERAL ACCOUNTS ASSIGNMENT AGREEMENT" shall have the meaning provided in Section 5.1(e).

               "SUBSIDIARY CREDIT DOCUMENTS" shall mean, collectively, this Agreement, each Note, the Company Guaranty, each of the Security Documents, each Subsidiary Letter of Credit and each Supplement. Each reference in this Agreement or any of the other Credit Documents to any of the foregoing Credit Documents shall be to such Credit Document as in effect on the Closing Date, and as the same may thereafter be amended, restated, supplemented or otherwise modified in accordance with the provisions hereof and thereof.

               "SUBSIDIARY GUARANTY" shall have the meaning provided in
Section 5.1(b).

               "SUBSIDIARY INCREASED COMMITMENT NOTE" shall have the meaning provided in Section 1.1(a).

               "SUBSIDIARY L/C CASH COLLATERAL ACCOUNT" shall mean the cash collateral account established under the Subsidiary Collateral Accounts Assignment Agreement (and designated thereunder as the Subsidiary L/C Cash Collateral Account) in favor of the Agent.

               "SUBSIDIARY LETTER OF CREDIT" shall mean each Existing
Subsidiary Letter of Credit and any letter of credit issued by an L/C Bank in accordance with Section 2 for the purpose of (a) supporting Indebtedness of the Borrowers in respect of industrial revenue or development bonds listed on
Schedule 8.7(e) to the Company Credit Agreement, or any refunding bonds issued in respect thereof, (b) providing credit enhancement in re-spect of lease obligations incurred in connection with any acquisition, construction or mortgage financing or a Sale/Leaseback Transaction permitted under the Company Credit Agreement, (c) providing Foreign Contracts Credit Support; PROVIDED that the stated amount of Subsidiary Letters of Credit issued for the purpose set forth in this clause (c), together with Letters of Credit, as defined in the Company Credit Agreement, issued for the same purpose, shall not exceed, at any time outstanding, $50,000,000 minus the aggregate stated amount of letters of credit then outstanding under Section 8.7(i) of the Company Credit Agreement which are not supported by a Subsidiary Letter of Credit or Letter of Credit, and (d) supporting appeal bonds or similar surety obligations.

               "SUBSIDIARY LETTER OF CREDIT EXPOSURE" shall mean, at any time, with respect to any Lender, the product of its Adjusted Percentage and the Subsidiary Letter of Credit Outstandings.

               "SUBSIDIARY LETTER OF CREDIT OUTSTANDINGS" shall mean, with respect to Subsidiary Letters of Credit, at any date of determination, the sum of (a) the maximum aggregate amount which at such date of determination is available to be drawn (assuming the conditions for drawing thereunder have been met) under all Subsidiary Letters of Credit then outstanding, plus (b) the aggregate amount of all drawings under Subsidiary Letters of Credit honored by the applicable L/C Bank and not theretofore reimbursed by such Borrower (it being understood that for purposes of any request for a Loan pursuant to Section 2.3, there shall be excluded from the amount determined in accordance with the preceding clause (b) an amount equal to the proceeds of such Loan).

               "SUBSIDIARY LETTER OF CREDIT REQUEST" shall have the meaning provided in Section 2.2(a).

               "SUBSIDIARY PLEDGE AND SECURITY AGREEMENT" shall mean the Subsidiary Pledge and Security Agreement referred to in Section 5.1(d), as such agreement may be amended, supplemented or otherwise modified from time to time and shall include any other Subsidiary Pledge and Security Agreement executed and delivered from time to time after the Closing Date by any Significant Subsidiary to the Collateral Agent.

               "SUBSIDIARY STOCK AND NOTES PLEDGE" shall mean the Subsidiary Stock and Notes Pledge referred to in Section 5.1(c), as such agreement may be amended, supplemented or otherwise modified from time to time, and shall include any other Subsidiary Stock and Notes Pledge executed and delivered from time to time after the Closing Date by any Significant Subsidiary to the Collateral Agent.

               "SUPPLEMENT" shall have the meaning provided in Section 5.3.

               "SUPPLEMENTAL BORROWER" shall mean each Subsidiary of the Company which becomes a Borrower hereunder pursuant to Section 12.12(c).

               "TOTAL COMMITMENT" shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

               "TRANSFER SUPPLEMENT" shall have the meaning provided in
Section 12.4(e).

               "TYPE" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., whether a Base Rate Loan or Eurodollar Loan.

               "UNRESTRICTED COMMITMENT" shall mean, for any Lender, at any time, an amount equal to (a) the Commitment of such Lender at such time, MINUS (b) the product of the then Restricted Commitment Amount, if any, and such Lender's Adjusted Percentage.

               "VARIABLE RATE NOTES DOCUMENTS" shall mean, collectively, each agreement, instrument and other documents (including, without limitation, any loan agreements, trust indenture, letter of credit and guaranty) relating to any series of Variable Rate Notes, as any such documents may be amended, restated, supplemented or otherwise modified from time to time.

               10.2 OTHER DEFINITIONS. Capitalized terms used herein and not otherwise defined in Section 10.1 or elsewhere in this Agreement, shall have the meaning assigned thereto in the Company Credit Agreement.

               Section 11.  AGENCY PROVISIONS.

               11.1 APPOINTMENTS. The Lenders, the Agent and the Co-Agent hereby ratify and confirm that, notwithstanding the consummation of the Existing Subsidiary Credit Agreement Restructuring, the Existing Company Credit Agreement Restructuring and the termination of the non-appointment provisions of the Existing Intercreditor Agreement pursuant to Section 12.21, BTCo shall continue to act as Collateral Agent (the "Collateral Agent") under the Security Documents for the benefit of the agents and lenders (including, without limitation, the banks and other financial institutions issuing Letters of Credit and Subsidiary Letters of Credit) from time to time under this Agreement and the Company Credit Agreement and hereby authorize and ratify the authority of BTCo to act, in such capacity, as specified herein and in the Security Documents. The Lenders hereby designate BTCo as Agent (for purposes of this Section 11, the term "Agent" shall include BTCo in its capacity as Collateral Agent) to act as specified herein and in the other Credit Documents. The Lenders hereby designate First Union National Bank of North Carolina as Co-Agent (the "Co-Agent") to act as specified herein. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent and the Co-Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent or the Co-Agent may perform any of its duties hereunder by or through its agents or employees.

               11.2  NATURE OF DUTIES.  (a) Neither the Agent nor the
Co-Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Agent, the Co-Agent nor any of its officers, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by them as such hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of the Agent and the Co-

Agent shall be mechanical and administrative in nature; neither the Agent nor the Co-Agent shall have by reason of this Agreement or any Credit Document a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent or the Co-Agent any obligations in respect of this Agreement or any Credit Document except as expressly set forth herein.

               (b) The Agent shall not be under any duty to give the Collateral held by it under the Security Documents any greater degree of care than that given to its own similar property and shall have no duty to take any affirmative steps with respect to the collection of amounts payable with respect to the Collateral and shall not be required to invest any Cash held as Collateral except as directed hereunder or under the Security Documents. Uninvested funds held as Collateral shall not earn or accrue interest. The Agent shall have no duty to see to or give notice with respect to any required filing, registration, recording, refiling, reregistration or rerecording in respect of any of the Security Documents or the Collateral or to the payment of any fees, charges or taxes in connection therewith.

               11.3  LACK OF RELIANCE ON THE AGENT AND CO-AGENT.
Independently and without reliance upon the Agent or the Co-Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company, the Borrowers and their respective Subsidiaries in connection with the making and the continuance of the Loans hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Company, the Borrowers and their respective Subsidiaries, and, except as expressly provided in this Agreement or in any other Credit Document, neither the Agent nor the Co-Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans, or at any time or times thereafter. Neither the Agent nor the Co-Agent shall be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any other Credit Docu-ment or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Company, the Borrowers and their respective Subsidiaries or any other Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Company, the Borrowers, their respective Subsidiaries or any other Person or the existence or possible existence of any Default or Event of Default.

               11.4 ENFORCEMENT OF SECURITY DOCUMENTS. After the Agent has received written notice from the Required Lenders that an Event of Default has occurred and is continuing, the Agent shall, subject to the terms of the Security Documents, take such steps with respect to collection or enforcement of any Security Document and the Collateral (or any portion thereof), including without limitation any action to foreclose upon any Collateral, as may be instructed in writing by the Required Lenders; PROVIDED that in no event shall the Agent be required, and in all cases it shall be fully justified in failing or refusing, to take any action under or pursuant to any Security Document which, in the reasonable opinion of the Agent, (a) would be contrary to the terms of any Security Document or would subject it or its officers, employees or directors to liability, unless and until the Agent shall be indemnified or tendered security to its satisfaction by the Lenders against any and all loss, cost, expense or liability in connection therewith, or (b) would be contrary to law, in each case anything herein or elsewhere contained to the contrary notwithstanding. Except as expressly provided in this Section 11.4, the Agent shall not be required to take steps toward the collection of any amounts becoming payable upon any Collateral, or to take any action towards enforcing any Security Document or to institute, appear in or defend any action, suit or other proceeding in connection therewith.

               11.5 CERTAIN RIGHTS OF THE AGENT AND CO-AGENT. (a) If the Agent or the Co-Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent or the Co-Agent shall be entitled to refrain from such act or taking such action unless and until the Agent or the Co-Agent shall have received instructions from the Required Lenders; and neither the Agent nor the Co-Agent shall incur liability to any Person by reason of so refraining. The Agent and the Co-Agent shall be fully justified in failing or refusing to take any action hereunder or under any Credit Document (i) if such action would, in the opinion of the Agent or the Co-Agent, as the case may be, be contrary to law or the terms of this Agreement or the Credit Documents, (ii) if it shall not receive such advice or concurrence of the Required Lenders as it deems appropriate, or (iii) if it shall not first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent or the Co-Agent (absent such Person's gross negligence or willful misconduct) as a result of it acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

               (b) Notwithstanding the immediately preceding paragraph of this Section 11.5, no provision of any Credit Document shall require the Agent or the Co-Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under any Credit Document, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Agent and the Co-Agent may at any time request written instructions from the Lenders with respect to the interpretation of any Credit Document or in respect of any action to be taken or not taken hereunder or thereunder.

               11.6 RELIANCE. Each of the Agent and the Co-Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message be-lieved by it to be genuine and correct and to have been signed, sent or made by the proper Person. In the absence of its gross negligence or willful misconduct, the Agent and the Co-Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Agent and conforming to the requirements of any Credit Document. The Agent or the Co-Agent may consult with counsel satisfactory to it (including counsel for the Borrower), independent public accountants and other experts selected by it and the advice of such counsel, accountants or experts shall be full and complete authorization and protection in respect of, and neither the Agent nor the Co-Agent shall be liable for any action taken or omitted or suffered by it in accordance with, such advice. Whenever in connection with the performance of its duties and responsibilities under the Credit Documents the Agent or the Co-Agent shall deem it necessary or desirable that a matter be proved or established in connection with the taking, suffering or omitting of any action hereunder or under any Credit Document by the Agent or the Co-Agent, such matter (unless other evidence in respect thereof is specifically prescribed herein or in the relevant Credit Document) may be deemed to be conclusively proved or established by a certificate of an officer of the appropriate party, and such certificate shall be full warranty to the Agent and the Co-Agent for any action taken, suffered or omitted in reliance thereon.

               11.7 INDEMNIFICATION. To the extent the Agent or the Co-Agent is not reimbursed and indemnified by or on behalf of the Borrowers, the Lenders will reimburse and indemnify the Agent and the Co-Agent, in proportion to their respective initial Commitments, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Co-Agent in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, finally determined by a court of compe-tent jurisdiction and not subject to any appeal resulting from the Agent's or the Co-Agent's, as the case may be, gross negligence or willful misconduct.

               11.8 THE AGENT AND CO-AGENT IN THEIR INDIVIDUAL CAPACITIES. With respect to its obligations to make Loans under this Agreement, and with respect to the Loans made by it and the Note issued to it, each of the Agent and the Co-Agent shall have the same rights and powers as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the term "Lenders," "Required Lenders," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent and the Co-Agent in their respective individual capacities. The Agent and the Co-Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Company, the Borrowers or any of their respective Subsidiaries or any Affiliate of the Company, the Borrowers or any of their respective Subsidiaries as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company, the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

               11.9 HOLDERS. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note(s) issued in exchange therefor.

               11.10 SUCCESSOR AGENTS. (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days' prior written notice to the Borrowers, the Co-Agent and the Lenders or may be removed, with or without cause, by the Required Lenders and, so long as no Default or Event of Default has occurred and is continuing, the consent of the Compa-ny on behalf of the Borrowers (which consent shall not be unreasonably withheld), at any time by giving five Business Days' prior written notice to the Agent, the Co-Agent and the Company on behalf of the Borrowers. Such resignation or removal, as the case may be, shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below. The Co-Agent may resign at any time by giving 30 days' prior written notice thereof to the Borrowers (through the Company), the Agent and the Lenders.

               (b) Upon any such notice of resignation or removal (and, in the case of removal, so long as no Default or Event of Default has occurred and is continuing, upon the consent of the Company on behalf of the Borrowers), as the case may be, the Required Lenders shall with the consent of the Company on behalf of the Borrowers (which consent shall not be unreasonably withheld) appoint a successor Agent hereunder or thereunder who may be the Co-Agent or shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $1,000,000,000.

               (c) If a successor Agent shall not have been so appointed within fifteen Business Days of the Agent's notice of resignation or the Required Lender's notice of removal (and, in the case of removal, upon the consent (which consent shall not be unreasonably withheld) of the Company on behalf of the Borrowers), as the case may be, the Agent, by five Business Days' notice to the Company on behalf of the Borrowers and the Lenders, may then, on behalf of the Lenders, appoint a successor Agent (which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $1,000,000,000) who shall serve as Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

               (d) If no successor Agent has been appointed pursuant to clause (b) or (c) by the 20th Business Day after the date such notice of resignation was given by the Agent or notice of removal was given by the Required Lenders, as the case may be, the Agent's resignation or removal, as the case may be, shall become effective and the Co-Agent and the Lenders shall thereafter perform all the duties of the Agent hereunder and/or under the other

Credit Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

               (e) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal, as the case may be, hereunder as Agent, the provisions of this
Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

               Section 12.  MISCELLANEOUS.

               12.1 PAYMENT OF EXPENSES, ETC. The Borrowers shall jointly and severally, without duplication of any amounts the Company has paid under the terms of the Company Credit Agreement or any other Credit Document: (i)
(A) whether or not the transactions hereby contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent actually incurred in connection with the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Agent, the Co-Agent and the Lenders with respect thereto) of, and in connection with the preparation, execution and delivery of, the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of Skadden, Arps, Slate, Meagher & Flom) and (B) pay all reasonable out-of-pocket costs and expenses of the Agent and each Lender actually incurred in connection with the preservation of rights under, and enforcement of, and, after an Event of Default, any refinancing, renegotiation or restructuring of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder (without duplication of Section 4.4) or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Credit Documents and save each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission by the Borrowers or any of their Subsidiaries to pay any such taxes, charges or levies; and (iii) indemnify the Agent, the Co-Agent and each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all costs, losses, liabilities, claims, damages or expenses actually incurred by any of them (whether or not any of them is designated a party thereto) arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use by any Borrower or any Subsidiary of such Borrower of the proceeds of any Loan or to any Credit Document or any Transaction or other transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of counsel actually incurred in connection with any such investigation, litigation or other proceeding. Notwithstanding anything in this Agreement to the contrary, the Borrowers shall not be responsible to the Agent, the Co-Agent, the Lenders or any officer, director, employee, representative or agent of the foregoing (an "Indemnified Party") for any losses, damages, liabilities or expenses which result from such Indemnified Party's gross negligence or willful misconduct. It is understood that the Borrowers shall not, in connection with any single action, suit, proceeding or claim or separate but substantially similar or related actions, suits, proceedings or claims, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at the same time for the Indemnified Parties (which firm shall be designated by the Agent) except that, if any Indemnified Party other than the Agent shall determine, in its sole discretion, that there may be a conflict in such firm representing the Agent and such Indemnified Party, then the Borrower shall be liable for the reasonable fees and expenses of an additional firm for such Indemnified Party whose interests may be in conflict. Each Borrower's obligations under this Section 12.1 shall survive any termination of this Agreement or any other Credit Document.

               12.2 RIGHT OF SETOFF. In addition to and not in limitation of all rights of offset that any Lender or other holder of a Note may have under applicable law, each Lender or other holder of a Note shall, subject to
Section 1.13, upon the occurrence of any Event of Default and whether or not such Lender or such holder has made any demand or any Borrower's obligations are matured, have the right to appropriate and apply to the payment of the Obligations, all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder, whether or not related to this Agreement or any transaction hereunder.

               12.3 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telex or telecopier) and mailed, telexed, telecopied or delivered, if to any party, at its address specified opposite its signature below or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telexed, telecopied, or sent by reputable overnight courier, be effective (i) when received or (ii) three Business Days after being deposited, postage prepaid, in the mails, the Business Day following delivery, freight prepaid, to an overnight courier or the same Business Day of transmission by telex or telecopier, whichever of (i) or (ii) shall be earlier, except that notices and communications to the Agent shall not be effective until received by the Agent.

               12.4  BENEFIT OF AGREEMENT; LIMITATION ON RIGHTS OF OTHERS.
(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns; PROVIDED that the Borrowers may not assign or transfer any of their respective interests or obligations hereunder without the prior written consent of the Lenders. Nothing in this Agreement (except for the proviso to the last sentence of Section 12.21), whether express or implied, shall be construed to give to any Person other than the Company, the Borrowers, the Lenders, the Agent, the Co-Agent, the Collateral Agent and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any commitments, covenants, conditions or other provisions contained herein, and the same shall be for the sole and exclusive benefit of the Company, the Borrowers, the Lenders, the Agent, the Co-Agent, the Collateral Agent and their respective successors and permitted assigns, as the case may be.

                  (b) Each Lender shall have the right at any time, upon the Agent's, each L/C Bank's and the Company's, on behalf of the Borrowers, consent (which consents shall not be unreasonably withheld), to assign all or any part of its Loans, Notes, Commitments or Subsidiary Letter of Credit Exposure to one or more Lenders or other commercial banks, insurance companies, savings and loan associations, savings banks or other financial institutions; PROVIDED that any assignment shall represent an aggregate principal amount of not less than

$1,000,000 of Commitments, Loans, Notes and Subsidiary Letter of Credit Exposure in the case of any such assignment to another Lender and not less than $5,000,000 in the case of any other such assignment; PROVIDED
FURTHER, that if such assigning Lender has Loans and a Commitment outstanding in an amount less than that required for any such assignment, such assignment may be made in the entire amount of such Loans and Commitments; and; PROVIDED FURTHER, that the limitations on assignments and participations in this Section 12.4 and on participations in clause (c) below shall not, nor shall they be deemed to, apply to, limit or modify in any way, the obligations of each Lender to purchase assignments or participations, as the case may be, in each other's Loans, Notes, Subsidiary Letter of Credit Exposure and Commitments pursuant to Section 1.13 and 2.4. In the case of any assignment of all or part of the Loans, the Notes, Commitments or Subsidiary Letter of Credit Exposure authorized under this Section 12.4(b), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender with respect to such Loans, Notes, Commitments, or Subsidiary Letter of Credit Exposure, including, without limitation, (x) the right to vote as a Lender, and (y) the obligation to fund Loans directly to the Agent pursuant to Section 1 or issue Subsidiary Letters of Credit or purchase participations therein pursuant to Section 2 and, provided the assignee thereunder has assumed such assigning Lender's obligations hereunder and provided the Agent shall have received the processing fee from the assignor Lender referred to in Section 12.4(f) of the Company Credit Agreement, such assigning Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption.

                  (c) Notwithstanding Section 12.4(b), each Lender may grant participations in all or any part of its Loans, Notes, Commitment or Subsidiary Letter of Credit Exposure to one or more commercial banks, insurance companies, savings and loan associations, savings banks or other financial institutions, pension funds or mutual funds; PROVIDED that: (i) any such disposition shall not, without the consent of the Company on behalf of the Borrowers, require the Borrowers to file a registration statement with the SEC or under the blue sky law of any state; (ii) the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting the extension of the final maturity of the principal amount of, or any payment date for interest on, a Loan allocated to such participation or the reduction in the principal amount of, or the rate of interest payable on, the Loans or postponing any date fixed for any payment in respect of principal of a Loan (including, without limitation, any date on which mandatory prepayments under Section 4.2 are due), allocated to such participation or the reduction in the principal amount of, or the rate of interest payable on, such Loan or any fee payable hereunder, (iii) such Lender shall require the holder of any such participation to agree in writing to comply with the provisions of Section 12.17; (iv) the Borrowers shall not incur any additional costs or expenses solely as a result of such grant of a participation; and (v) the Lender selling such participation shall be able at any time such Lender is to be replaced pursuant to Section 1.15 to repurchase such participation. Each Borrower hereby acknowledges and agrees that any such disposition will give rise to a direct obligation of the Borrowers to the participant, and the participant shall be considered to be a "Lender" for purposes of, Sections 1.10, 1.11, 1.12, 1.13, 7.1 and 12.2, and shall be entitled to the benefits thereto to the extent that such Lender selling such participation would be entitled to such benefits if the participation had not been entered into or sold.

                  (d)  Notwithstanding the foregoing provisions of this
Section 12.4, (i) each Lender may, at any time sell, assign, transfer or negotiate all or any part of its Loans, Commitment, Notes or Subsidiary Letter of Credit Exposure to any Affiliate of such Lender; PROVIDED that such Affiliate will not be treated as a "Lender" for purposes of Section 4.4 or
12.12 hereof (unless such assignment is made in accordance with Section 12.4(b)) but shall be treated as a "Lender" for purposes of Sections 1.10, 1.11, 1.12, 1.13, 7.1 and 12.2; PROVIDED FURTHER that the Borrowers shall not incur any additional expenses as a result of such sale, assignment, transfer or negotiation; and (ii) no Lender may assign or grant a participation in its Loans, Subsidiary Letter of Credit Exposure or Commitment unless it is assigning or granting a participation, on a PRO RATA basis, in its Company Credit Extensions and such Lender's Revolving Loan Com-mitment under and as defined in the Company Credit Agreement.

                  (e) For transfers effected by assignment of an interest in the Loans, Notes, Commitments and Subsidiary Letter of Credit Exposure, the transferor and the transferee shall deliver to the Borrowers and the Agent, a transfer supplement (a "Transfer Supplement") executed by an officer of each of the transferor and the transferee in the form of Exhibit G. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such transferee as a Lender and the resulting adjustment of the Loans, the Notes, and the Commitments or Subsidiary Letter of Credit Exposure arising from the purchase by such transferee (and such amendment shall not require the consent of any Person). Promptly after the consummation of any transfer to a transferee pursuant hereto, the Lender, the Agent and the Borrowers shall make appropriate arrangements so that replacement Notes are issued to such Lender and new Notes are issued to such transferee, in each case in principal amounts reflecting such transfer.

                  (f) Notwithstanding any other provision set forth in this Agreement to the contrary, any Lender may at any time and from time to time pledge as collateral for advances, assign or endorse for discount, or otherwise transfer all or any portion of its rights under this Agreement and its Note to any Federal Reserve Bank pursuant to the Federal Reserve Act and related regulations of the Board of Governors of the Federal Reserve System
(as such act or regulations are then or thereafter in effect or any successor act or regulations), as well as any applicable operating circular or other requirements of such Board of Governors or Federal Reserve Bank (as then or thereafter in effect). Any Federal Reserve Bank may at any time and from time to time subsequently transfer all or any portion of the rights acquired by such Lender pursuant to this subsection to any Person. No such pledge, assignment, endorsement or other transfer shall have the effect of releasing the Agent, any Lender or the Company from its respective obligations or conferring any obligations on the pledgee, assignee, endorsee or transferee, as the case may be, under this Agreement or the Note. The requirements of subsections (b), (c), (d) and (e) of this Section 12.4 shall be deemed inappli-cable to pledges, assignments, endorsements or other transfers permitted by this subsection.

                  (g) If, pursuant to this subsection, any interest in this Agreement or any Note is transferred to any assignee which is organized under the laws of any jurisdiction other than the United States or any state thereof, or the District of Columbia, the transferor Lender shall cause such assignee concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agent and the Borrowers) that it is either (A) entitled to the benefits of an income tax treaty with the United States which provides for an exemption from United States withholding tax on interest and other payments which may be made by the Borrowers to such Lender pursuant to the terms of this Agreement or any other Credit Document; or (B) is engaged in trade or business within the United States, (ii) to furnish to the transferor Lender, the Agent and the Borrowers either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the transferor Lender, the Agent and the Borrowers) to provide to the transferor Lender, the Agent and the Borrowers a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

                  (h) Each Lender represents and warrants to the Borrowers and the Agent that it is either (A) a United States person (as defined in Section 7701(a)(30) of the Code); (B) entitled to the benefits of an income tax treaty with the United States which provides for an exemption from United States withholding tax on interest and other payments which may be made by the Borrowers to such Lender pursuant to the terms of this Agreement or any other Credit Document; or (C) engaged in trade or business within the United States. Each Lender that is organized under the laws of any jurisdiction other than the United States or any State thereof (including the

District of Columbia) agrees to furnish to the Agent and the Borrowers, prior to the date of the first interest payment hereunder, two copies of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder) and to provide to the Agent and the Borrowers a new Form 4224 or Form 1001 (or, if necessary, any successor forms) upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemptions. Notwithstanding any other provisions of this Agreement, the representations, warranties and obligations of the Lenders set forth in Section 12.4(g) and this Section 12.4(h) shall survive the termination of the Lenders' Commitments, the borrowing of the Loans and the assignment, sale, repayment or other disposition of the Loans or any interest therein.

                  (i) Except pursuant to an assignment, but only to the extent set forth in such assignment, no Lender shall, as between the Borrowers and that Lender, be relieved of any of its obligations hereunder as a result of any sale, transfer or negotiation of, or granting of participations in, all or any part of the Commitment, Loans, Notes or Subsidiary Letter of Credit Exposure of that Lender or other obligations owed to such Lender.

               12.5 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent, the Co-Agent, the Collateral Agent or any Lender or any holder of a Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower and the Agent, the Co-Agent, the Collateral Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent, the Co-Agent, the Collateral

Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, the Co-Agent, the Collateral Agent, the Lenders or the holder of any Note to any other or further action in any circumstances without notice or demand.

               12.6 PAYMENTS PRO RATA. (a) The Agent agrees that upon receipt of each payment from or on behalf of a Borrower in respect of any Obligations of such Borrower hereunder, it shall promptly thereafter (on the same day if such payment was received by the Agent prior to 11:00 A.M. (New York, New York time) or on the next Business Day if received thereafter) distribute funds in the form received relating to such payment to the Lenders PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received after giving effect to the purchase of assignments and participations effected pursuant to Sections 1.13 and 2.4 hereof.

               (b) Each of the Lenders agrees, for the benefit of all other Lenders, that if, at any time following the acceleration of any of the Obligations, it should receive any amount payable under any Credit Document (including without limitation any voluntary payment, by realization upon security, exercise of the right of setoff or banker's lien, counterclaim or cross action, the enforcement of any right under the Credit Documents, including without limitation the Company Credit Agreement or otherwise) which is applicable to the payment of any of the Obligations, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of the Obligations then owed and due to such Lender bears to the total of the Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Company and each Borrower, as the case may be, to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; PROVIDED that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Each of the Lenders hereby agrees that by accepting the benefits of
Section 12.6(b) of the Company Credit Agreement it shall be bound by the terms of said Section.

               (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.6(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

               12.7 CALCULATIONS; COMPUTATIONS. (a) All financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP, except as otherwise provided herein or in the Company Credit Agreement. All accounting terms not specifically defined herein or in the Company Credit Agreement shall be construed in accordance with GAAP and all financial calculations to be made hereunder shall be made on the basis of and in accordance with GAAP, except as otherwise provided herein or in the Company Credit Agreement.

               (b) All determinations of interest and other fees hereunder shall be made on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 360 days. Each such determination by the Agent of an interest rate or amount of other fees or amounts hereunder shall, except in the case of manifest error, be final, conclusive and binding for all purposes.

               (c) The Agent shall maintain records of all Borrowings and all payments received by the Agent in respect of Obligations; PROVIDED that the Agent shall not be liable in any manner to any Lender, any Borrower or the Company for any error or omissions in respect of such records.

               12.8 GOVERNING LAW; APPOINTMENT OF AGENT FOR SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT

TO THE CONFLICT OF LAW PRINCIPLES THEREOF). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THE AFORESAID COURTS SOLELY FOR THE PURPOSE OF ADJUDICATING ITS RIGHTS OR THE RIGHTS OF THE AGENT, THE CO-AGENT AND THE LENDERS WITH RESPECT TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY DOCUMENT RELATED THERETO. EACH BORROWER HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, LOCATED AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH BORROWER TO RECEIVE, FOR AND ON BEHALF OF SUCH BORROWER, SERVICE OF PROCESS IN SUCH JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY DOCUMENT RELATED THERETO AND SUCH SERVICE SHALL, TO THE EXTENT PERMITTED BY APPLICABLE LAW, BE DEEMED COMPLETED TEN DAYS AFTER DELIVERY THEREOF TO SAID AGENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO EACH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, BUT THE FAILURE OF SUCH BORROWER TO RECEIVE SUCH COPY SHALL NOT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. EACH BORROWER HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY
NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS IN RESPECT OF THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY DOCUMENT RELATED THERETO. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, THE CO-AGENT, ANY LENDER OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST A BORROWER IN ANY OTHER JURISDICTION.

               12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrowers, the Co-Agent and the Agent.

               12.10  EFFECTIVENESS; FUNDING OF MASTER TRANSFER SUPPLEMENT.
(a) This Agreement shall become effective on the later of (i) the date (the "Execution Date") on which each Borrower, the Company, the Co-Agent, the Agent and each Lender shall have signed a counterpart of the Master Transfer Supplement and this Agreement, as applicable (whether the same or different counterparts), and shall have delivered the same to the Agent or, in the case of the Lenders, shall have given to the Agent telephonic (confirmed in writing), written or telex notice (actually received) that the same has been signed and mailed to it, and (ii) the date on which the conditions contained in Sections 5 and 12.10(b) are met to the satisfaction of the Agent and the Required Lenders. Unless the Agent has received actual notice from any Lender that the conditions contained in Section 5 have not been met to its satisfaction, then, upon the satisfaction of the condition described in clause
(i) of the immediately preceding sentence and upon the Agent's good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Existing Subsidiary Credit Agreement Restructuring and the amendment and restatement of the Existing Subsidiary Credit Agreement set forth herein shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Existing Subsidiary Credit Agreement Restructuring and the amendment and restatement of the Existing Subsidiary Credit Agreement set forth herein shall not release any Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 5). The Agent will give the Company, the Co-Agent and each Lender prompt written notice of the occurrence of the consummation of the Existing Subsidiary Credit Agreement Restructuring.

                  (b) On the date specified in the initial Notice of Borrowing for the initial borrowing of Loans, each Lender shall have delivered to the Agent for the account of the Existing Lenders that are party to the Master Transfer Supplement, as transferors, an amount equal to (i) in the case of each New Lender, the Existing Loans (under and as defined in each of the Company Credit

Agreement and this Agreement), to be purchased by such New Lender on such date pursuant to the Master Transfer Supplement, and (ii) in the case of each Continuing Lender, the amount, if any, by which Existing Loans to be purchased by such Continuing Lender on such date pursuant to the Master Transfer Supplement exceed the amount of all of such Continuing Lender's Existing Loans outstanding on such date before giving effect to any of the Transactions. Notwithstanding anything to the contrary contained in this Section 12.10(b), in satisfying the foregoing condition, unless the Agent shall have been notified by any Lender prior to the occurrence of such date that such Lender does not intend to make available to the Agent such Lender's share of the purchase price for the Existing Loans (under and as defined in each of the Company Credit Agreement and this Agreement) required to be paid by such Lender on such date pursuant to the Master Transfer Supplement, then the Agent may, in reliance on such assumption, make available to the Existing Lenders the corresponding amounts in accordance with the provisions of the Master Transfer Supplement, and the making available by the Agent of such amounts shall satisfy the condition contained in this Section 12.10(b).

               12.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement and the Table of Contents are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

               12.12 AMENDMENT OR WAIVER. (a) No amendment or waiver of any provision of this Agreement or the other Credit Documents, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED that no amendment, waiver or consent shall, unless in writing and signed by all the Non-Defaulting Lenders, do any of the following: (i) waive any of the conditions specified in Section 5.1, (ii) increase the Commitments of the Lenders or subject the Lenders to any additional monetary obligations (including, without limitation, extending the periods of the Commitments during which the Lenders are obligated to make Loans), (iii) reduce the principal of, or interest on, the Loans outstanding or any fees hereun-der, (iv) postpone any date fixed for any payment in respect of principal of, or interest on, the Loans or any fees hereunder (including, without limitation, any date on which mandatory prepayments under Section 4.2 are due), (v) change the percentage of the Commitments or the aggregate unpaid principal amount of the Notes, or the number or identity of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (vi) amend or waive this
Section 12.12 or any of Sections 1.10, 1.11, 1.12, 1.13, 4.4, 9.1 and 12.1 or
the definitions of any terms used in such Sections, or (vii) release all or substantially all of the guarantors from their obligations under the Subsidiary Guaranty, release the Company from its obligations under the Company Guaranty or release all or substantially all of the Collateral under the Security Documents; PROVIDED FURTHER that, notwithstanding the foregoing, any Lender may agree to reduce or postpone the due date of any amounts (other than principal of, and interest on, Loans and fees) payable to it hereunder by the Borrowers; and, PROVIDED FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Agent under this Agreement or any Credit Document. For purposes hereof, the "Loans", shall include, without duplication, the Subsidiary Letter of Credit Outstandings and the Company Credit Extensions.

               (b) Each Lender, the Agent and the Co-Agent hereby authorizes the Collateral Agent to (i) release any Restricted Subsidiary from its obligation under the Subsidiary Guaranty if all of the capital stock of such Restricted Subsidiary that is owned by the Company or any of its other Restricted Subsidiaries is disposed of by the Company and/or such Restricted Subsidiary pursuant to any Asset Sale which is consented to by the Required Lenders or is otherwise permitted hereby; PROVIDED that prior to or simultaneously with such release such Restricted Subsidiary is released from its guaranty, if any, of each and any Permitted Subordinated Indebtedness; and
(ii) release any Collateral under any Security Document to the extent such Collateral (A) is disposed of by the Company or any of its Subsidiaries pursuant to an Asset Sale consented to by the Required Lenders or otherwise permitted by the Company Credit Agreement, (B) is owned by a guarantor that is released from the Subsidiary

Guaranty pursuant to clause (i), or (C) is otherwise expressly required to be released pursuant to any provision of the Credit Documents.

               (c) The Lenders and the Borrowers agree that, from time to time, the Company and the Borrowers may designate other Domestic Guarantors which are Significant Subsidiaries to become Borrowers hereunder. Upon execution of a Supplement and the satisfaction of the conditions in Section 5.3, such Domestic Guarantor shall become a "Borrower" hereunder. Each Supplemental Borrower will execute and deliver to each Lender a Note in a principal amount equal to the amount of such Lender's Commitment. Each Supplement shall become effective upon the written acknowledgement of receipt thereof by the Agent. Notwithstanding the provisions of Section 1.2, the minimum amount of the initial Borrowing hereunder by each Domestic Guarantor which becomes a Borrower hereunder after the date hereof shall be $1,000,000 and shall be made without regard to integral multiples.

               12.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.5, 4.4, 11.6 and 12.1 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans hereunder.

               12.14  DOMICILE OF LOANS.  Subject to the provisions of
Section 1.14 hereof, each Lender may make, transfer or carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender.

               12.15 INDEPENDENT NATURE OF LENDERS' RIGHTS. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

               12.16 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occur-rence of a Default or Event of Default if such action is taken or condition exists.

               12.17 CONFIDENTIALITY. Subject to Section 12.4(c), the Lenders shall hold all non-public information, which has been identified as such by the Borrowers, obtained in connection with or pursuant to the negotiation, preparation or requirements of this Agreement or any of the Credit Documents in accordance with the customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event, subject to Section 12.4(c), may make any disclosure reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Commitment, Note, Loan or rights and obligations in respect of any Subsidiary Letter of Credit or participation therein so long as any such contemplated assignee or participant has agreed in writing (with a copy to the Company on behalf of the Borrowers) to be bound by the provisions of this Section 12.17 or as required by any governmental agency or representative thereof or pursuant to legal process; PROVIDED that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrowers, through the Company, of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and PROVIDED, FURTHER, that in no event shall any Lender be obligated or required to return any materials furnished by the Borrowers or any of their respective Subsidiaries.

               12.18 PERFORMANCE OF OBLIGATIONS. Each Borrower agrees that the Agent, upon the direction of the Required Lenders may, but shall have no obligation to, make any payment or perform any act required of such Borrower under the Credit Documents or any of them, or take any other action which such party in its reasonable discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (i) pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) effect any repairs or obtain any insurance called for by the terms of any of the Credit Documents and to pay all or any part of the premiums therefor and the costs thereof. Each Borrower hereby agrees on a joint and several basis to pay, on demand, to the Agent (i) any and all sums incurred by the Agent pursuant to this Section 12.18 and (ii) interest on all such sums (A) prior to the occurrence of an Event of Default, at the rate provided for in Section 1.8(a) for Loans that are Base Rate Loans and (B) upon the occurrence and during the continuance of an Event of Default, at the highest rate provided for in Section 1.8(d) hereof for such type of Loans, in each case, during the period beginning on the date on which each such sum is paid by the Agent and ending on the date on which the Agent actually receives payment therefor.

               12.19 COLLATERAL. It is the intention and understanding of each of the parties hereto that the payment and performance in full of the Obligations shall be secured by the Collateral. Reference is hereby made to all of the Security Documents for a statement of the terms and provisions thereof and for a complete description of the Collateral.

               12.20 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWERS, THE AGENT, THE CO-AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

               12.21 CERTAIN PROVISIONS CONCERNING EXISTING SUBSIDIARY COMPANY CREDIT AGREEMENT RESTRUCTURING. (a) On and as of the occurrence of the Closing Date in accordance with Section 12.10 hereof, each New Lender shall become a "Lender" under, and for all purposes of, this Agreement and the other Credit Documents.

               (b) The parties hereto acknowledge that no Existing Lender is obligated to enter into the Master Transfer Supplement, as a transferee, or to become a Continuing Lender. By their execution and delivery hereof, the Borrowers and the Required Lenders (under and as defined in the Existing Subsidiary Credit Agreement after giving effect to the assignments contemplated by the Master Transfer Supplement) hereby consent to (i) the voluntary repayment by the Borrowers on the Closing Date of all outstanding Existing Loans of the Non-Continuing

Lenders that do not become parties to the Master Transfer Supplement, as transferors, (ii) the voluntary termination by the Borrowers on the Closing Date of the Existing Commitments of each such Non-Continuing Lender, (iii) the amendment, restatement, consolidation and increase or decrease, as the case may be, of each Continuing Lender's Existing Commitments pursuant to Section 1.1(a) hereof, (iv) the amendment and restatement of the Existing Subsidiary Credit Agreement as set forth herein, in each case to be effective on, and contemporaneously with the occurrence of, the Closing Date, and (v) the termination of the Existing Intercreditor Agreement (other than the provisions thereof appointing BTCo as Collateral Agent and the provisions thereof which expressly survive the termination of such agreement); in each case to be effective on, and contemporaneously with the occurrence of, the Closing Date.

               (c) Notwithstanding anything to the contrary contained in the Existing Subsidiary Agreement or any Credit Document as in effect immediately prior to the Closing Date, each Borrower, the Agent, the Co-Agent, the Collateral Agent and each of the Lenders hereby agree that effective as of the Closing Date, (i) the Existing Intercreditor Agreement, other than the appointment therein of BTCo as Collateral Agent and the provisions thereof that expressly survive the termination of such agreement, shall be terminated, and (ii) the Existing Commitment of each Non-Continuing Lender that does not become a party to the Master Transfer Supplement, as a transferee, shall be terminated, and such Non-Continuing Lender shall no longer constitute a "Lender" under this Agreement and the other Credit Documents; PROVIDED that all indemnities of the Credit Parties under the Existing Subsidiary Credit Agreement, the Original Subsidiary Credit Agreement and the other Credit Documents (as in effect immediately prior to the Closing Date) for the benefit of such Existing Lender shall survive in accordance with the terms thereof for the benefit of such Existing Lender.

               12.22 ENTIRE AGREEMENT. This Agreement, and the Notes, Security Documents, and other instruments and documents executed and delivered in connection herewith and therewith, constitute the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and, except to the extent specified to the contrary below, all prior agreements, understandings, representations and statements with respect to such transactions are, as of the Closing Date, merged with and into this Agreement and the other Credit Documents. Notwithstanding the foregoing, indemnification obligations of the Borrowers under Section 12.01 of the Existing Subsidiary Credit Agreement and the Original Subsidiary Credit Agreement shall survive the execution and effectiveness of this Agreement and, in the case of the Agent, the Collateral Agent and the Continuing Lenders, shall be deemed to be Obligations hereunder.

               12.23 COMPANY ACTIONS. All actions which may be taken by the Borrowers may be taken by the Company on behalf of the Borrowers.

               IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Second Amended and Restated Subsidiary Credit Agreement as of the date first above written.

ADDRESS:

BORROWERS:

577 Mulberry Street                     BORROWERS
Macon, Georgia 31298

                                        By__________________________________
Attn:  Charlotte A. Sanford               Charlotte A. Sanford, in her
       Treasurer                          capacity as Treasurer for the
                                          corporations listed on Annex I
                                          hereto

LENDER PARTIES:

AGENT:

280 Park Avenue                          BANKERS TRUST COMPANY,
New York, NY 10017                        Individually and as Agent
Attn:  Michael Shraga,
       Managing Director;
                                         By_________________________________
with copies to:                            Name:
                                           Title:
Bankers Trust Company
130 Liberty Street
30th Floor
New York, New York  10006

Attn:  Mary Kay Coyle,
       Vice President

CO-AGENT:

First Union National Plaza              FIRST UNION NATIONAL BANK OF
301 S.College St.                         NORTH CAROLINA, Individually
Charlotte, NC 28288                       and as Co-Agent


                                        By__________________________________
                                          Name:
                                          Title:

LEAD MANAGERS:

1230 Peachtree Street                   BANK OF AMERICA NATIONAL
Suite 3600                                TRUST AND SAVINGS ASSOCIATION
Atlanta, GA 30309

                                        By__________________________________
                                          Name:
                                          Title:


75 Wall Street                          DRESDNER BANK AG, New York
New York, NY 10005-2889                   Branch and Grand Caymen Branch


                                        By__________________________________
                                          Name:
                                          Title:


                                        By__________________________________
                                          Name:
                                          Title:


5665 New Northside                      GENERAL ELECTRIC CAPITAL
Suite 200                                 CORPORATION
Atlanta, GA 30328

                                        By__________________________________
                                          Name:
                                          Title:


Two World Financial Center              THE MITSUBISHI BANK, LIMITED
225 Liberty Street                        New York Branch
New York, NY 10281

                                        By__________________________________
                                          Name:
                                          Title:

                                  Annex I to
                          Second Amended and Restated
                         Subsidiary Credit Agreement
                      -----------------------------------

                                  BORROWERS


I. LETTERS OF CREDIT

Charter Behavioral Health System of New Mexico, Inc. (formerly known as Charter Hospital of Albuquerque, Inc.)

Charter Behavioral Health System of Charleston, Inc. (formerly known as Charter Hospital of Charleston, Inc.)

Charter Behavioral Health System of Northwest Arkansas, Inc. (formerly known as Charter Vista Hospital, Inc.)

Charter Behavioral Health System of Central Georgia, Inc. (formerly known as Charter Lake Hospital, Inc.)

Charter Fairmont Behavioral Health System, Inc. (formerly known as Charter Fairmount Institute, Inc.)

Charter Forest Behavioral Health System, Inc. (formerly known as Charter Forest Hospital, Inc.)

Charter Hospital of St. Louis, Inc. (Greenville)

Charter Palms Behavioral Health System, Inc. (formerly known as Charter Palms Hospital, Inc.)

Charter Plains Behavioral Health System, Inc. (formerly known as Charter Plains Hospital, Inc.)

Charter Ridge Behavioral Health System, Inc. (formerly known as Charter Ridge Hospital, Inc.)

Charter Rivers Behavioral Health System, Inc. (formerly known as Charter Rivers Hospital, Inc.)

Charter Springs Behavioral Health System, Inc. (formerly known as Charter Springs Hospital, Inc.)

CMSF, Inc. (Glade)

II. SUBSIDIARY LOANS

Charter Behavioral Health System of Northern California, Inc. (formerly known as Charter Hospital of Sacramento, Inc.)

Charter Behavioral Health System of Northwest Indiana, Inc. (formerly known as Charter Medical - Lake County, Inc.)

Charter Hospital of St. Louis, Inc. (Orlando South)

Charter San Diego Behavioral Health System, Inc. (formerly known as Charter Hospital of San Diego, Inc.)

Charter Lakeside Behavioral Health System, Inc. (formerly known as Charter Lakeside Hospital, Inc.)

Charter Mission Viejo Behavorial Health System, Inc. (formerly known as Charter Mission Viejo, Inc.)

Charter Indianapolis Behavioral Health System, Inc. (formerly known as Charter Medical - Marion County, Inc.)

Charter South Bend Behavioral Health System, Inc. (formerly known as Charter Medical - St. Joseph County, Inc.)

Charter Terre Haute Behavioral Health System, Inc. (formerly known as Charter Medical - Vigo County, Inc.)

Charter Woods Behavioral Health System, Inc. (formerly known as Charter Woods Hospital, Inc.)

                                  Annex II to
                          Second Amended and Restated
                         Subsidiary Credit Agreement
                       --------------------------------


                           SCHEDULE OF COMMITMENTS


                                                             LENDER'S REVOLVING
                                          COMMITMENT           LOAN PERCENTAGE
                                          ----------         ------------------

LENDERS

Bankers Trust Company                    $60,000,000            20.00000000%

First Union National Bank
  of North Carolina                       55,000,000            18.33333333%

General Electric Capital Corporation      50,000,000            16.66666667%

Bank of America National Trust and
Savings Association                       45,000,000            15.00000000%

Dresdner Bank AG, New York
Branch and Grand Cayman Branch            45,000,000            15.00000000%

The Mitsubishi Bank, Limited              45,000,000            15.00000000%



Total                                    ___________           _____________
                                        $300,000,000                    100%
                                        ____________           _____________
                                        ____________           _____________

                                   Annex III to
                            Second Amended and Restated
                           Subsidiary Credit Agreement


                                   NEW LENDERS

First Union National Bank of North Carolina